                            STOCK PURCHASE AGREEMENT


                                     BETWEEN


                              RICHARD C. ROBINSON,
                                DANIEL V. BIANK,
                                ALFRED L. MASDEN


                                       AND


                             U.S. LABORATORIES INC.

                          Dated as of October 31, 2001

                                TABLE OF CONTENTS
                                -----------------
                                                                            PAGE
                                                                            ----
SECTION 1.       PURCHASE AND SALE OF SHARES ..............................    1
SECTION 2.       PURCHASE PRICE ...........................................    1
        2.1.     Purchase Price ...........................................    1
        2.2.     Payment of Purchase Price ................................    1
SECTION 3.       REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS .......    3
        3.1.     Corporate ................................................    3
        3.2.     Shareholders .............................................    4
        3.3.     No Violation .............................................    5
        3.4.     Financial Statements .....................................    5
        3.5.     Tax Matters ..............................................    6
        3.6.     Accounts Receivable ......................................    7
        3.7.     Absence of Certain Changes ...............................    7
        3.8.     Absence of Undisclosed Liabilities .......................    9
        3.9.     No Litigation ............................................   10
        3.10.    Compliance With Laws and Orders ..........................   10
        3.11.    Title to and Condition of Properties .....................   12
        3.12.    Insurance ................................................   12
        3.13.    Contracts and Commitments ................................   13
        3.14.    Labor Matters ............................................   15
        3.15.    Employee Benefit Plans ...................................   16
        3.16.    Employee Compensation ....................................   20
        3.17.    Trade Rights .............................................   20
        3.18.    Major Customers and Suppliers; Public Works Contracts ....   21
        3.19.    Bank Accounts ............................................   22
        3.20.    Affiliates' Relationships to Company .....................   22
        3.21.    No Brokers or Finders ....................................   23
        3.22.    Investment Representations ...............................   23
        3.23.    Corporate Books ..........................................   24
        3.24.    Improper Payments ........................................   24
        3.25.    Bray Situation ...........................................   24
        3.26.    Disclosure ...............................................   25
SECTION 4.       REPRESENTATIONS AND WARRANTIES OF BUYER ..................   25
        4.1.     Organization .............................................   25
        4.2.     Corporate Power ..........................................   25
        4.3.     Enforceability ...........................................   25
        4.4.     No Brokers or Finders ....................................   26
        4.5.     Disclosure ...............................................   26
        4.6.     Investment Matters .......................................   26
        4.7.     No Violation .............................................   26
        4.8.     Litigation ...............................................   27
SECTION 5.       COVENANTS ................................................   27

        5.1.     Key Employee Visits ......................................   27
        5.2.     Company Bonus Accrual ....................................   27
        5.3.     Access to Information and Records ........................   27
        5.4.     Conduct of Business Pending the Closing ..................   28
        5.5.     Consents .................................................   29
        5.6.     Delayed Compensation and Bonuses .........................   29
        5.7.     Other Action .............................................   30
        5.8.     Disclosure Schedule ......................................   30
SECTION 6.       CONDITIONS PRECEDENT TO BUYER'S OBLIGATIONS ..............   30
        6.1.     Representations and Warranties True as of
                   the Closing Date .......................................   30
        6.2.     Compliance With Agreement ................................   30
        6.3.     Absence of Litigation ....................................   30
        6.4.     Consents and Approvals ...................................   31
SECTION 7.       CONDITIONS PRECEDENT TO THE SHAREHOLDERS' OBLIGATIONS ....   31
        7.1.     Representations and Warranties True on
                   the Closing Date .......................................   31
        7.2.     Compliance With Agreement ................................   31
        7.3.     Consents and Approvals ...................................   31
        7.4.     Absence of Litigation ....................................   31
SECTION 8.       INDEMNIFICATION ..........................................   32
        8.1.     By Shareholders ..........................................   32
        8.2.     By Buyer .................................................   32
        8.3.     Indemnification of Third-Party Claims ....................   32
        8.4.     Payment ..................................................   34
        8.5.     Tax Effect ...............................................   34
        8.6.     Indemnification for Environmental Matters ................   35
        8.7.     Limitations on Indemnification ...........................   35
        8.8.     Time Limitation ..........................................   35
        8.9.     Amount Limitation ........................................   36
        8.10.    No Waiver ................................................   36
SECTION 9.       CLOSING ..................................................   36
        9.1.     Documents to be Delivered by the Shareholders ............   36
        9.2.     Documents to be Delivered by Buyer .......................   38
SECTION 10.      TERMINATION ..............................................   39
        10.1.    Right of Termination Without Breach ......................   39
        10.2.    Termination for Breach ...................................   39
SECTION 11.      RESOLUTION OF DISPUTES ...................................   40
        11.1.    Arbitration ..............................................   40
        11.2.    Arbitrators ..............................................   40
        11.3.    Procedures; No Appeal ....................................   40
        11.4.    Authority ................................................   41
        11.5.    Entry of Judgment ........................................   41
        11.6.    Confidentiality ..........................................   41
        11.7.    Continued Performance ....................................   41

        11.8.    Tolling ..................................................   41
SECTION 12.      MISCELLANEOUS ............................................   41
        12.1.    Disclosure Schedule ......................................   41
        12.2.    Further Assurances .......................................   42
        12.3.    Disclosures and Announcements ............................   42
        12.4.    Assignment; Parties in Interest ..........................   42
        12.5.    Law Governing Agreement ..................................   42
        12.6.    Amendment and Modification ...............................   43
        12.7.    Notice ...................................................   43
        12.8.    Expenses .................................................   45
        12.9.    Entire Agreement .........................................   45
        12.10.   Counterparts .............................................   46
        12.11.   Headings .................................................   46
        12.12.   Glossary of Terms ........................................   46

                            STOCK PURCHASE AGREEMENT

         This STOCK PURCHASE AGREEMENT (this "Agreement") is dated as of October 31, 2001 and entered into by and among U. S. Laboratories Inc., a Delaware corporation ("Buyer"), Richard C. Robinson ("Robinson"), Daniel C. Biank ("Biank") and Alfred L. Masden ("Masden"). Each of Robinson, Biank and Masden may be referred to individually in this Agreement as a "Shareholder" and collectively in this Agreement as the "Shareholders".

                                R E C I T A L S:
                                ----------------

         A. Robert W. Hunt Company, a Delaware corporation ("Company"), is engaged in the construction engineering services business (the "Business"). The Shareholders collectively own all of the issued and outstanding shares of capital stock of Company (the "Shares").

         B. Buyer desires to purchase the Shares from the Shareholders and the Shareholders desire to sell the Shares to Buyer, upon the terms and conditions herein set forth.

     NOW, THEREFORE, in consideration of the foregoing, the mutual promises herein made, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

                               A G R E E M E N T :
                               -------------------

         SECTION 1.  PURCHASE AND SALE OF SHARES
                     ---------------------------

         Subject to the terms and conditions of this Agreement, at the Closing (as defined in Section 9) the Shareholders will sell to Buyer, and Buyer will purchase from the Shareholders, all of the Shares.

         SECTION 2.  PURCHASE PRICE
                     --------------

         2.1.     Purchase Price.
                  --------------

         The purchase price (the "Purchase Price") payable for the Shares is Thirteen Million and no/100 Dollars ($13,000,000) plus the DW Lakeshore Reimbursement Payment (as described below in Section 2.2.4). The Purchase Price shall be allocated and is subject to adjustment as provided below in this
Section 2.

         2.2.     Payment of Purchase Price.
                  -------------------------

         The Purchase Price will be paid by Buyer in three components as follows:

                  2.2.1.   Cash at Closing. At the Closing, Buyer will deliver
                           ---------------
to the Shareholders the sum of Nine Million and no/100 Dollars ($9,000,000) in cash. All payments under this Section 2.2 will be paid to each Shareholder in accordance with each Shareholder's pro rata ownership of the Shares immediately prior to the Closing as such ownership is reflected on Schedule 3.1.6 (the "Shareholder Allocation"). Each payment under this Section 2.2 shall be made by wire transfer of immediately available funds to an account designated by the recipient not less than 48 hours prior to the time for payment specified herein.

                  2.2.2.   Deferred and Conditional Payment of Cash at
                           -------------------------------------------
Nine-Month Anniversary. At Closing, Buyer will execute and deliver to each of
----------------------
the Shareholders a promissory note in the form of Exhibit B attached hereto (the
                                                  ---------
"Note") for payment, in the aggregate, of up to Three Million and no/100 Dollars ($3,000,000) on the nine-month anniversary of Closing. As reflected in the Note, the amount of the Note shall be reduced in the event certain earnings and stockholders' equity targets for Company are not met. The portion of the Note amount issued to each Shareholder shall be in accordance with the Shareholder Allocation, and shall be paid by wire transfer of immediately available funds to an account designated by the recipient.

                  2.2.3.   Buyer's Stock at Nine-Month Anniversary. On the
                           ---------------------------------------
nine-month anniversary of the Closing Date, Buyer will deliver, free and clear of all Liens (as defined in Section 3.11 below), to each of the Shareholders, in accordance with each Shareholder's pro rata ownership of the Shares immediately prior to the Closing as such ownership is reflected on Schedule 3.1.6, the number of shares of Buyer's common stock, $0.01 par value per share (the "Buyer's Stock"), equal to the sum of One Million Dollars ($1,000,000) plus interest thereon from and after the Closing Date through but excluding the nine-month anniversary of the Closing Date at the per annum interest rate publicly quoted in The Wall Street Journal from time to time as the "prime" rate of interest (with adjustment in that varying rate to be made on the same day as any change in that rate), compounded monthly (the "Prime Rate"), divided by the average of the closing prices for the Buyer's Stock quoted on the NASDAQ National Market System on the trading days during the period from and including the date which is twenty (20) days prior to the nine-month anniversary of the Closing Date through and including the date which is immediately prior to the nine-month anniversary of the Closing Date (the "Share Value"). Notwithstanding anything to the contrary set forth in the preceding sentence, if Buyer, in its sole discretion without any input from any of the Shareholders, desires to pay all or a portion of the amount contemplated to be paid under this Section 2.2.3 in cash, then Buyer reserves the right to deliver up to $1,000,000 plus interest thereon at the Prime Rate in cash to the Shareholders in lieu of such amount of Buyer's Stock. Buyer shall deliver to the Shareholders, along with the Buyer's Stock, a certificate, executed by an executive officer of the Buyer, setting forth in reasonable detail Buyer's calculations used in determining the Share Value.

                  2.2.4.   Payment of DW Lakeshore Amount. The Buyer shall cause
                           ------------------------------
Company to pay any and all amounts received by Company with respect to claims against Anglo American Insurance Company arising from the settlement of the matter known as DW Lakeshore Associates Limited Partnership v. E.W. Corrigan (collectively, the "DW Lakeshore Reimbursement Payment") promptly upon Company's receipt of the same by wire transfer of immediately available funds to accounts designated by each of the Shareholders. The Shareholders currently anticipate that the total amount of the DW Lakeshore Reimbursement Payment will not exceed $164,432.43. Notwithstanding the foregoing, Buyer and the Shareholders agree that the Buyer shall not be obligated to cause Company to remit to the Shareholders the amount of any DW Lakeshore Reimbursement Payment that Company receives after December 31, 2004.

         SECTION 3.  REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS
                     --------------------------------------------------

         The Shareholders jointly and severally hereby make the following representations and warranties to Buyer as of the date hereof and as of the Closing Date (as defined in Section 8), which representations and warranties shall survive the Closing of the transactions provided for herein notwithstanding any investigation made by Buyer. For purposes of this Section 3, "knowledge" of the Shareholders means the actual knowledge of each Shareholder after reasonable inquiry and includes, without limitation, any and all facts or circumstances contained in any written notice or documentation delivered to Company within the last five years or in its possession and dated within the last five years.

          3.1.    Corporate.
                  ---------

                  3.1.1.   Organization. Company is a corporation duly
                           ------------
organized, validly existing and in good standing under the laws of the State of Delaware.

                  3.1.2.   Corporate Power. Company has all requisite corporate
                           ---------------
power and authority to own, operate and lease its properties and to carry on its business as and where such business is now being conducted.

                  3.1.3.   Qualification. Company is qualified to do business as
                           -------------
a foreign corporation, and is in good standing, in each jurisdiction wherein a failure to so qualify would have a material adverse effect on the business or operations of Company. The states in which Company is qualified to do business are listed on Schedule 3.1.3.

                  3.1.4.   Subsidiaries. Except as set forth on Schedule 3.1.4,
                           ------------
Company does not own any equity, membership or partnership interest in any corporation, limited liability company, partnership or other entity. Schedule
3.1.4 contains a complete list of all corporations, limited liability companies, partnerships and other entities in which Company has a direct or indirect equity, membership or partnership interest (collectively, "Subsidiaries"), together with the jurisdictions of incorporation or formation of each

Subsidiary, the jurisdictions of qualification to do business of each Subsidiary and the percentage of capital stock or equity interest of each Subsidiary owned by Company. All the outstanding shares of capital stock of, or other equity interests in, each Subsidiary of Company (i) in the case of majority-owned (whether directly or indirectly) Subsidiaries, have been duly authorized, validly issued and are fully paid and non-assessable, and (ii) are owned directly or indirectly by Company, free and clear of all Liens (as defined on Section 3.11).

                  3.1.5.   Corporate Documents, etc. The copies of the Articles
                           ------------------------
of Incorporation and bylaws of Company, including any amendments thereto, that have been delivered by the Shareholders to Buyer are correct and complete copies of such instruments as presently in effect. The corporate minute book and stock records of Company which have been furnished to Buyer for inspection are the correct and complete set of minute books and stock records used by Company from and after December 31, 1988. The directors and officers of Company are listed on
Schedule 3.1.5.

                  3.1.6.   Capitalization of Company. The authorized capital
                           -------------------------
stock of Company consists entirely of 500 shares of common stock, $1.00 par value per share. No shares of such capital stock are issued or outstanding except for 240 shares of common stock of Company owned of record and beneficially by the Shareholders as set forth on Schedule 3.1.6. All such shares of capital stock of Company are validly issued, fully paid and nonassessable, Company has not issued, and other than this Agreement and the Ancillary Documents none of Company and the Shareholders is party to, (a) securities convertible into or exchangeable for any of Company's capital stock or other securities, (b) options, warrants, preemptive rights or other rights to purchase or subscribe to capital stock or other securities of Company or securities which are convertible into or exchangeable for capital stock or other securities of Company, or (c) contracts, commitments, agreements, understandings or arrangements of any kind relating to the issuance, sale or transfer of any capital stock or other equity securities of Company, any such convertible or exchangeable securities or any such options, warrants or other rights, including any agreements with respect to the ownership, sale or voting of such securities.

         3.2.     Shareholders.
                  ------------

                  3.2.1.   Power. Each of the Shareholders has all requisite
                           -----
power, legal right and capacity to enter into, execute and deliver this Agreement and the other agreements, instruments and documents contemplated hereby (such other documents may be referred to herein as the "Ancillary Documents"), and to carry out the transactions contemplated hereby.

                  3.2.2.   Validity. This Agreement has been duly and validly
                           --------
executed and delivered by each Shareholder and is, and when executed and delivered each Ancillary Document will be, the legal, valid and binding obligation of such Shareholder, enforceable in accordance with its terms, except as such may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors' rights generally, and by general equitable principles.

                  3.2.3.   Title. Each Shareholder has, and at Closing Buyer
                           -----
will receive, good and marketable title to the Shares to be sold by such Shareholder hereunder, free and clear of all Liens (other than Permitted Liens (as defined below)) including, without limitation, voting trusts or agreements, proxies and marital or community property interests.

         3.3.     No Violation.
                  ------------

         Except as set forth on Schedule 3.3, neither the execution and delivery of this Agreement or the Ancillary Documents nor the consummation by the Shareholders of the transactions contemplated hereby and thereby (a) will, to the best of each Shareholder's knowledge, violate any statute, law, ordinance, rule or regulation (collectively, "Laws") or any order, writ, injunction, judgment, plan, decree or demand letter (collectively, "Orders") of any court, arbitrator, department, commission, board, bureau, agency, authority, instrumentality or other body, whether federal, state, municipal, foreign or other, with appropriate jurisdiction (collectively, "Government Entities"), or
(b) will require any authorization, consent, approval, exemption or other action by or notice to any Government Entity (including, without limitation, under any "plant-closing" or similar law). Subject to obtaining the consents referred to on Schedule 3.3, neither the execution and delivery of this Agreement or the Ancillary Documents nor the consummation by the Shareholders of the transactions contemplated hereby and thereby will violate or conflict with, or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or will result in the termination of, or accelerate the performance required by, or result in the creation of any Lien (other than a Permitted Lien) upon any of the assets of Company (or the Shares) under, or result in the obligation of Company to pay severance under, or result in the creation of any material obligations of Company under, any term or provision of the Articles of Incorporation or bylaws of Company or of any material contract, commitment, understanding, arrangement, agreement or restriction of any kind or character to which Company or any Shareholder is a party or by which Company or any Shareholder or any of its or their assets or properties may be bound.

         3.4.     Financial Statements.
                  --------------------

         Included as Schedule 3.4 are true and complete copies of the financial statements of Company consisting of (i) balance sheets of Company as of Company's fiscal year ending December 31, 2000, 1999 and 1998, and the related statements of income and cash flows for the years then ended (including the notes contained therein or annexed thereto), which financial statements have been prepared by Company's internal accounting staff along with independent accountants for Company for such years, and (ii) a balance sheet of Company as of October 6, 2001 (the "Recent Balance Sheet"), and the related interim statements of income for the ten four-week periods then ended, which financial statements have been prepared by Company's internal accounting staff. All of the financial statements (including all notes and schedules contained therein or annexed thereto) included as Schedule 3.4 are complete and accurate (within an aggregate margin for error of $25,000), have been prepared in accordance with generally accepted accounting principles applied on a consistent basis, have been prepared in accordance with the books and records of Company, and fairly present the assets, liabilities and financial position, the results of operations (from a financial perspective) and cash flows of Company as of the dates and for the years and periods indicated. Without limitation of the foregoing, the Recent Balance Sheet and interim income statement reflect the amount of employee compensation and employee bonus accrued during 2001 as of and through the date of such statements.

         3.5.     Tax Matters.
                  -----------

                  3.5.1.   Provision For Taxes. The provision made for Taxes (as
                           -------------------
hereinafter defined) on the Recent Balance Sheet is adequate for the payment of all unpaid Taxes whether or not disputed, at the date of the Recent Balance Sheet and for all years and periods prior thereto. Since the date of the Recent Balance Sheet, Company has not incurred any Taxes other than Taxes incurred in the ordinary course of business consistent in type and amount with past practices of Company. To the best of each of the Shareholder's knowledge, there is no basis by which any federal, state, foreign, county, local or other taxing authority could make a determination or assessment that Taxes are owed by Company to such authority, whether in respect of understatement of income, overstatement of deductions or otherwise. For purposes of this Agreement, the term "Tax" or "Taxes" means all taxes, including any interest, penalties or other additions to tax that may become payable in respect thereof, imposed by any federal, territorial, state, local or foreign government or any agency or political subdivision of any such government, which taxes shall include, but not be limited to, any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Sec. 59A), customs duties, capital stock, franchise, profits, withholding (employment, backup, foreign, or otherwise), social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever, which are required to be paid, withheld, or collected and whether disputed or not. Further, the term "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

                  3.5.2.   Tax Returns Filed. Except as set forth on Schedule
                           -----------------
3.5.2, all Tax Returns required to be filed by or on behalf of Company have been timely filed and when filed were true, correct and complete in all material respects, and the Taxes shown as due thereon were paid or adequately accrued. Complete copies of all federal income Tax Returns filed by Company for each of its three most recent fiscal years have been delivered to Buyer. Company has duly withheld and timely paid all Taxes which it is required to withhold and pay relating to salaries and other compensation heretofore paid to the employees of Company.

                  3.5.3.   Tax Audits. Since December 31, 1995, the federal and
                           ----------
state income tax returns of Company have been audited by the Internal Revenue Service (the "IRS") and appropriate state taxing authorities for the periods and to the extent set forth on Schedule 3.5.3, and the Shareholders have delivered or caused to be delivered to Buyer copies of all written communications between Company and applicable tax authorities relating to such audits. The Shareholders have also delivered to Buyer copies of all other correspondence dated from and after January 1, 1996 between Company and the IRS or any other taxing authority relating to any Company Tax matter. Since December 31, 1995, Company has not received from the Internal Revenue Service or from the Tax authorities of any state, county, local or other jurisdiction any notice of underpayment of Taxes by Company or other deficiency which has not been paid by Company nor any objection to any Tax Return or report filed by Company. There are no outstanding agreements or waivers dated since December 31, 1995 extending the statutory period of limitations applicable to any Tax Return of Company. To the best of each Shareholder's knowledge, any audit of Company by any taxing authority relating to any period prior to January 1, 1996 is closed.

                  3.5.4.   Other. Except as set forth on Schedule 3.5.4, since
                           -----
December 31, 1995, Company has not (i) filed any consent or agreement under
Section 341(f) of the Internal Revenue Code of 1986, as amended (the "Code"),
(ii) applied for any Tax ruling, (iii) entered into a closing agreement with any Tax authority, (iv) filed an election under Section 338(g) or Section 338(h)(10) of the Code (nor has a deemed election under Section 338(e) of the Code occurred), or (v) been a party to any Tax allocation or Tax sharing agreement. Company is not a "United States real property holding company" within the meaning of Section 897 of the Code.

         3.6.     Accounts Receivable.
                  -------------------

         Except as set forth on Schedule 3.6 and for accounts receivable totaling less than $5,000, per customer, and totaling less than $50,000 in the aggregate, all accounts receivable of Company reflected on the Recent Balance Sheet, or incurred since the date thereof, represent arm's length sales or provisions of service actually made in the ordinary course of business; and are collectible (net of the reserve for doubtful accounts shown on the Recent Balance Sheet) in the ordinary course of business without the necessity of commencing legal proceedings, are subject to no counterclaim or setoff and, to the best of each Shareholder's knowledge, are not in dispute. Schedule 3.6 also contains an aged schedule of accounts receivable included in the Recent Balance Sheet.

         3.7.     Absence of Certain Changes.
                  --------------------------

                  Except (a) for the transactions contemplated hereby and (b) as and to the extent set forth on Schedule 3.7, since the date of the Recent Balance Sheet, Company has been operated in the ordinary course of business and there has not been:

                  3.7.1.   No Operational Change. Any material change in
                           ---------------------
Company's methods of purchase, sale, management or accounting.

                  3.7.2.   No Material Adverse Change. Any material adverse
                           --------------------------
change in the financial condition, assets, liabilities, business, prospects or operations of Company, other than any change due to general economic conditions;

                  3.7.3.   No Damage. Any material loss, damage or destruction
                           ---------
(excluding ordinary wear and tear) to assets or properties owned or used by Company, whether covered by insurance or not;

                  3.7.4.   No Increase in Compensation. Any increase in the
                           ---------------------------
compensation, salaries or wages payable or to become payable to any Key Employee (as defined in Section 9.1.3), agent, consultant or independent contractor of Company (including, without limitation, any increase or change pursuant to any bonus, pension, profit sharing, retirement or other plan or commitment), or any bonus or other employee benefit granted, made or accrued, other than a one-time increase in the compensation or bonus payable to any Key Employee not to exceed the lower of (a) five percent of such person's then-current or, in the case of bonus, most recent, compensation or bonus, as applicable, or (b) $10,000;

                  3.7.5.   No Commitments. Any commitment or transaction entered
                           --------------
into or consummated by Company (including, without limitation, any borrowing or capital expenditure) other than in the ordinary course of business consistent with past practice;

                  3.7.6.   No Dividends. Any declaration, setting aside, or
                           ------------
payment of any dividend or any other distribution in respect of Company's capital stock; any redemption, purchase or other acquisition by Company of any capital stock of Company, or any security relating thereto; or any other payment to a Shareholder in his capacity as a shareholder;

                  3.7.7.   No Disposition of Property. Any sale, lease or other
                           --------------------------
transfer or disposition of any properties or assets of Company other than in the ordinary course of business;

                  3.7.8.   No Indebtedness. Any indebtedness for borrowed money
                           ---------------
incurred, assumed or guaranteed by Company;

                  3.7.9.   No Liens. Any Liens placed or otherwise incurred on
                           --------
any of the properties or assets of Company; other than Liens which arise in the ordinary course of business (including tax, operators', mechanics', materialmen's, employees', contractors' and similar statutory Liens) securing obligations that are not more than 90 days past due or being contested in good faith ("Permitted Liens");

                  3.7.10.  No Amendment of Contracts. Any entering into of any
                           -------------------------
contract by Company other than in the ordinary course of business; or any amendment or termination by Company of any contract or agreement, written or oral, or any waiver of material rights thereunder;

                  3.7.11.  Loans and Advances. Any loan or advance (other than
                           ------------------
(a) advances to employees in the ordinary course of business for travel and entertainment in accordance with past practice and (b) advances to employees, directors and officers for travel and other expenses required in connection with the transactions contemplated hereby and by the Ancillary Documents) to any person including, but not limited to, any Affiliate (for purposes of this Agreement, the term "Affiliate" will mean and include all shareholders, directors and officers of Company; the spouse of any such person; any person who would be the heir or descendant of any such person if he or she were not living; and any entity in which any of the foregoing has a direct or indirect interest, except through ownership of less than 5% of the outstanding shares of any entity whose securities are listed on a national securities exchange or traded in the national over-the-counter market); or

                  3.7.12.  Credit. Any grant of credit to any customer or
                           ------
distributor on terms or in amounts more favorable than those which have been extended to such customer or distributor in the past, any other change in the terms of any credit heretofore extended, or any other change of Company's policies or practices with respect to the granting of credit.

         3.8.     Absence of Undisclosed Liabilities.
                  ----------------------------------

         Except as and to the extent specifically disclosed in the Recent Balance Sheet or on Schedule 3.8, to the best of each Shareholder's knowledge, Company does not have any liabilities, commitments or obligations (secured or unsecured, and whether accrued, absolute, contingent, direct, indirect or otherwise), other than commercial liabilities and obligations incurred since the date of the Recent Balance Sheet in the ordinary course of business and consistent with past practice that do or may reasonably be expected to have a material adverse effect on the business, financial condition or results of operations (from a financial perspective) of Company. Except as and to the extent described on Schedule 3.8, none of the Shareholders has any knowledge of any circumstances, conditions, happenings, events or arrangements, contractual or otherwise, which may reasonably be expected to give rise to liabilities not shown on the Recent Balance Sheet, except commercial liabilities and obligations incurred in the ordinary course of Company's business and consistent with past practice.

         3.9.     No Litigation.
                  -------------

         Except as set forth on Schedule 3.9 there is no action, suit, arbitration, proceeding, investigation or inquiry, whether civil, criminal or administrative ("Litigation"), pending or, to the best of each Shareholder's knowledge, threatened against Company, its directors (in such capacity), its business or any of its assets, nor do any of the Shareholders have any knowledge of any circumstances, conditions, happenings, events or arrangements, contractual or otherwise, which may reasonably be expected to give rise to Litigation against Company or in which Company may potentially bring an action as a plaintiff. Schedule 3.9 also identifies all Litigation since December 31, 1996, for which Company or any of the Shareholders has been issued a subpoena to produce documents or information or to which Company or any of its directors (in such capacity) have been parties (other than collection actions for amounts under $25,000). Except as set forth on Schedule 3.9, to the best of each Shareholder' knowledge, neither Company nor its business or assets is subject to any Order of any Government Entity.

         3.10.    Compliance With Laws and Orders.
                  -------------------------------

                  3.10.1.  Compliance. Except as set forth on Schedule 3.10.1,
                           ----------
to the best of each Shareholder's knowledge, Company (including, without limitation, each and all of its operations, practices, properties and assets) is in compliance with all applicable Laws and Orders, including, without limitation, those applicable to discrimination in employment, occupational safety and health, trade practices, competition and pricing, product warranties, zoning, building and sanitation, employment, retirement and labor relations, product advertising and Environmental Laws (as defined in Section 3.10.3). Except as set forth on Schedule 3.10.1, Company has not received notice of any violation or alleged violation of any Laws, including, without limitation, Environmental Laws, or Orders. All reports and returns required to be filed by Company with any Government Entity have been filed, and were accurate and complete in all material respects when filed. Without limiting the generality of the foregoing:

                  3.10.1.1 Neither the Shareholders nor Company has received any written notice alleging that the operation of Company's business as it is now conducted does, or that a condition presently exists at any of Company's facilities that, in any manner, constitutes a nuisance or other tortious interference with the rights of any person or persons in such a manner as to give rise to or constitute the grounds for a suit, action, claim or demand by any such person or persons seeking compensation or damages or seeking to restrain, enjoin or otherwise prohibit any aspect of the conduct of such business or the manner in which it is now conducted.

                  3.10.1.2 Company has made all required payments to its unemployment compensation reserve accounts with each appropriate Government Entity with which it is required to maintain such accounts, and each of such accounts has a positive balance.

                  3.10.1.3 Company has delivered to Buyer copies of all reports of Company for the past five years required under the federal Occupational Safety and Health Act of 1970, as amended, and under all other applicable health and safety laws and regulations. The deficiencies, if any, noted on such reports have been corrected.

                  3.10.2.  Licenses and Permits. Company and each of its
                           --------------------
professional employees who perform engineering or other regulated professional services for Company have all licenses, permits, approvals, authorizations and consents of all Government Entities and all other certification organizations (i.e., professional governing bodies) required for such employees to perform such services. To the best of each Shareholder's knowledge, Company and each of its employees have all licenses, permits, approvals, authorizations and consents of all Government Entities and all other certification organizations required for the conduct of Company's business as presently conducted. All such licenses, permits, approvals, authorizations and consents are described on Schedule 3.10.2, are in full force and effect and will not be affected or made subject to loss, limitation or any obligation to reapply as a result of the transactions contemplated hereby. Except as set forth on Schedule 3.10.2, Company (including its operations, properties and assets) is and has been in compliance in all material respects with all such licenses, permits, approvals, authorizations and consents.

                  3.10.3.  Environmental Matters. The applicable Laws relating
                           ---------------------
to pollution or protection of the environment, including Laws relating to emissions, discharges, generation, storage, releases or threatened releases of pollutants, contaminants, chemicals or industrial, toxic, hazardous or petroleum or petroleum-based substances or wastes ("Waste") into the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Waste including, without limitation, the Clean Water Act, the Clean Air Act, the Resource Conservation and Recovery Act, the Toxic Substances Control Act and the Comprehensive Environmental Response Compensation Liability Act ("CERCLA"), as amended, and their state and local counterparts are herein collectively referred to as the "Environmental Laws". Without limiting the generality of the foregoing provisions of this Section 3.10, to the best of each Shareholder's knowledge, Company is in compliance with all Environmental Laws and any Order issued under any Environmental Law. Except as set forth on
Schedule 3.10.3, there is neither Litigation nor any demand, claim, hearing or notice of violation pending or, to the best of each Shareholder's knowledge, threatened against Company under any Environmental Law or any Order under any Environmental Law. Except as set forth on Schedule 3.10.3, there are no past or present (or, to the best of the Shareholders' knowledge, future) events, conditions, circumstances, activities, practices, incidents, actions, omissions or plans which may interfere with or prevent compliance or continued compliance with the Environmental Laws or with any Order under any Environmental Law, or which may reasonably be expected to give rise to any liability, including, without limitation, liability under CERCLA or similar state or local Laws, or which may reasonably be expected to otherwise form the basis of any Litigation, hearing, notice of violation, study or investigation by a Government Entity, based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling, or the emission, discharge, release or threatened release into the environment, of any Waste.

         3.11.    Title to and Condition of Properties.
                  ------------------------------------

                  3.11.1.  Marketable Title. Company has good and marketable
                           ----------------
title to all of Company's assets, including, without limitation, all such assets (tangible and intangible) and all leases, licenses and other agreements necessary for Company to carry on the business of Company following the Closing in the manner presently conducted. To the best of each Shareholder's knowledge, all such assets are free and clear of all mortgages, liens (statutory or otherwise), security interests, claims, pledges, licenses, equities, options, conditional sales contracts, assessments, levies, easements, covenants, reservations, restrictions, rights-of-way, exceptions, limitations, charges or encumbrances of any nature whatsoever (collectively, "Liens"), except (a) Permitted Liens and (b) those described on Schedule 3.11. Notwithstanding anything to the contrary in the preceding sentence, Company has not granted any Liens (other than Permitted Liens) on any of such assets. Other than as specified on Schedule 3.11, to the best of each Shareholder's knowledge, none of Company's assets are subject to any restrictions with respect to the transferability thereof, and Company's title thereto will not be affected in any way by the transactions contemplated hereby.

                  3.11.2.  Condition. Except for reasonable wear and tear, all
                           ---------
personal property and assets owned or used by Company (other than individual assets and items of property having an aggregate fair market value of less than $10,000) are in good operating condition and repair, free from any defects (except for (a) such minor defects as do not interfere with the use thereof in the conduct of the normal operations of Company and (b) certain obsolete or broken equipment which have not yet been discarded or which have been retained for spare parts), have been appropriately maintained in light of industry standards and are sufficient to carry on the business of Company as conducted during the preceding 12 months. All buildings, plants and other structures owned or otherwise utilized by Company are in good condition and repair and have no material structural defects or defects affecting the plumbing, electrical, sewerage, heating, ventilating or air conditioning systems.

         3.12.    Insurance.
                  ---------

                  Set forth on Schedule 3.12 is a complete and accurate list and description of all policies of fire, liability, professional liability, workers compensation, health and other forms of insurance (including any insurance policy with respect to Claims under Section 8) presently in effect with respect to the business and properties of Company, true and correct copies of which have heretofore been delivered to Buyer. Schedule 3.12 includes, without limitation, the carrier, the description of coverage, the limits of coverage, retention or deductible amounts (if any), amount of annual premiums, date of expiration, the date through which premiums have been paid with respect to each such policy and a list of any pending claims in excess of $50,000. The Shareholders shall deliver to Buyer a detailed claims history (since January 1, 1996) listing claims against Company's professional liability policies. All policies listed on Schedule 3.12 are valid, outstanding and enforceable policies and provide insurance coverage for the properties, assets and operations of Company, of the kinds, in the amounts and against the risks customarily maintained by Company; and no such policy (nor any previous policy) provides for or is subject to any currently enforceable retroactive rate or premium adjustment, loss sharing arrangement (other than deductibles) or other actual or contingent liability arising wholly or partially out of events arising prior to the date hereof. Schedule 3.12 indicates each policy as to which (a) the coverage limit has been reached or (b) the total incurred losses to date equal 75% or more of the coverage limit. No notice of cancellation or termination has been received with respect to any such policy, and none of the Shareholders has any knowledge of any act or omission of Company which could result in cancellation of any such policy prior to its scheduled expiration date. Company has not been refused any insurance with respect to any aspect of the operations of the business nor has its coverage been limited by any insurance carrier to which it has applied for insurance or with which it has carried insurance during the last three years. Company has duly and timely made all claims it has been entitled to make under each policy of insurance. Since 1975 all general liability policies maintained by or for the benefit of Company have been "occurrence" policies and not "claims made" policies. There is no claim by Company pending under any such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies, and the Shareholders have no knowledge of any basis for denial of any pending claim under any such policy. Company has not received any written notice from or on behalf of any insurance carrier issuing any such policy that insurance rates therefor will hereafter be substantially increased (except to the extent that insurance rates may be increased for all similarly situated risks) or that there will hereafter be a cancellation or an increase in a deductible (or an increase in premiums in order to maintain an existing deductible) or nonrenewal of any such policy. Such policies are sufficient in all material respects for compliance by Company with all material contracts to which Company is a party and, to the best of each Shareholder's knowledge, all requirements of Law. Such policies will not be cancelled or cancellable solely as a result of, and no consent of any insurer is required in advance of, the consummation of the transactions described in this Agreement.

         3.13.    Contracts and Commitments.
                  -------------------------

                  3.13.1.  Real Property Leases. Except as set forth on Schedule
                           --------------------
3.13.1, Company has no leases of real property.


                  3.13.2.  Personal Property Leases. Except as set forth on
                           ------------------------
Schedule 3.13.2, Company has no leases of personal property involving consideration or other expenditure in excess of ten thousand dollars ($10,000) or involving performance over a period of more than six (6) months.

                  3.13.3.  Purchase Commitments. Company has no purchase
                           --------------------
commitments for supplies worth in excess of $25,000 that, together with amounts on hand, constitute in excess of three months normal usage, or which are at a price materially greater than prior purchases of similar supplies. Schedule
3.13.3 lists all of Company's purchase commitments worth in excess of $25,000, including customer, nature of product and price.

                  3.13.4.  Sales Commitments. Company has no service contracts
                           -----------------
or commitments except those made in the ordinary course of business, at arm's length, and to the best of the Shareholders' knowledge, no such contracts or commitments are for a sales price which would result in a loss to Company.
Schedule 3.13.4 lists all of Company's sales commitments and services contracts with a "not to exceed" value in excess of $150,000, including customer, contract limit and contract period.

                  3.13.5.  Contracts. Except as set forth on Schedule 3.13.5,
                           ---------
Company has no agreement, understanding, contract or commitment (written or oral) with any employee, agent, consultant, distributor, dealer, subcontractor or franchisee (in an aggregate amount greater than $50,000) that is not cancelable by Company on notice of not longer than 30 days without liability, penalty or premium of any nature or kind whatsoever.

                  3.13.6.  Powers of Attorney. Except as set forth on Schedule
                           ------------------
3.13.6, Company has not given a power of attorney, which is currently in effect, to any person, firm or corporation for any purpose whatsoever.

                  3.13.7.  Collective Bargaining Agreements. Except as set forth
                           --------------------------------
on Schedule 3.13.7, Company is not a party to any collective bargaining agreements with any unions, guilds, shop committees or other collective bargaining groups. Copies of all such agreements have heretofore been delivered to Buyer.

                  3.13.8.  Loan Agreements. Except as set forth on Schedule
                           ---------------
3.13.8, Company is not obligated under any loan agreement, promissory note, letter of credit, or other evidence of indebtedness as a signatory, guarantor or otherwise.

                  3.13.9.  Guaranties. Except as disclosed on Schedule 3.13.9,
                           ----------
Company has not guaranteed the payment or performance of any person, firm or corporation, agreed to indemnify any person or act as a surety, or otherwise agreed to be contingently or secondarily liable for the obligations of any person.

                  3.13.10. Contracts Subject to Renegotiation. Except as
                           ----------------------------------
disclosed on Schedule 3.13.10, Company is not a party to any contract with a "not to exceed" value in excess of $150,000 with any Government Entity that is subject by its terms (and without regard to any Laws that may be incorporated into the contract or otherwise applicable to it) to unilateral renegotiation by such Government Entity other than for cause (as defined in the applicable contract).

                  3.13.11. Burdensome or Restrictive Agreements. Company is not
                           ------------------------------------
a party to any agreement requiring Company to assign any interest in any Trade Right (as defined in Section 3.17), or prohibiting or restricting Company from competing in any business or geographical area or soliciting customers or otherwise restricting it from carrying on its business anywhere in the world.

                  3.13.12. Fixed Rate Engagements. Except as set forth on
                           ----------------------
Schedule 3.13.12, Company is not a party to any open contract with a "not to exceed" value of more than $150,000 that would require Company to continue to perform under such contract for no additional fee once the "not to exceed" amount is met.

                  3.13.13. Outstanding Bids/Proposals. Except as set forth on
                           --------------------------
Schedule 3.13.13, Company has no outstanding bids or proposals for a contract that may reasonably be expected to (a) have a "not to exceed" value of more than $150,000 and (b) require Company to continue to perform under such contract for no additional fee once the "not to exceed" amount is met.

                  3.13.14. Other Material Contracts. Company has no lease,
                           ------------------------
contract or commitment of any nature involving consideration or other expenditure in excess of fifty thousand dollars ($50,000), or involving performance over a period of more than three (3) months, or which is otherwise individually material to the operations of Company, except as listed on Schedule
3.13.14 or in any other Schedule.

                  3.13.15. No Default. To the best of each Shareholder's
                           ----------
knowledge, Company is not in default under any lease, contract or commitment, nor has any event or omission occurred which through the passage of time or the giving of notice, or both, would constitute a default thereunder or cause the acceleration of any of Company's obligations or result in the creation of any Lien (other than a Permitted Liens) on any of the assets owned, used or occupied by Company. Company has not provided notice to any third party that such party is in default under any lease, contract or commitment to which Company is a party, nor, to the best of each Shareholder's knowledge, is any third party in default under any such lease, contract or commitment or has any event or omission occurred which, through the passage of time or the giving of notice, or both, would constitute a default thereunder or give rise to an automatic termination, or the right of discretionary termination, thereof.

         3.14.    Labor Matters.
                  -------------

                  Except as set forth on Schedule 3.14, within the last five years Company has not experienced in connection with its business, union organization attempts, any work stoppage due to labor disagreements or, to the best of each Shareholder's knowledge, any other labor disputes. Except to the extent set forth on Schedule 3.14, (a) to the best of each Shareholder's knowledge, Company is in material compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and is not engaged in any unfair labor practice; (b) to the best of each Shareholder's knowledge, Company has received no written notice alleging or threatening to allege any unfair labor practice charges or complaints against Company; (c) there is no labor strike, dispute, request for representation, slowdown or stoppage actually pending or threatened in writing against or affecting Company nor any secondary boycott with respect to products or services of Company; (d) no question concerning union representation has been raised or threatened in writing respecting the employees of Company; (e) no grievance which might have a material adverse effect on Company, nor any arbitration proceeding arising out of or under collective bargaining agreements, is pending and no such claim in writing therefor exists; and (f) there are no administrative charges or court complaints against Company concerning alleged employment discrimination or other employment related matters pending or threatened in writing before the U.S. Equal Employment Opportunity Commission or any other Government Entity.

         3.15.    Employee Benefit Plans.
                  ----------------------

                  3.15.1.  Disclosure. Schedule 3.15.1 sets forth all pension,
                           ----------
thrift, savings, profit sharing, retirement, incentive bonus or other bonus, medical, dental, life, accident insurance, benefit, employee welfare, disability, group insurance, stock purchase, stock option, stock appreciation, stock bonus, executive or deferred compensation, hospitalization and other similar fringe or employee benefit plans, programs and arrangements, and any employment or consulting contracts, "golden parachutes," collective bargaining agreements, severance agreements or plans, vacation and sick leave plans, programs, arrangements and policies, including, without limitation, all "employee benefit plans" (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), all employee manuals, and all written or binding oral statements of policies, practices or understandings relating to employment, which are provided to, for the benefit of, or relate to, any persons employed by Company ("Company Employees"). The items described in the foregoing sentence are sometimes referred to hereafter collectively as "Employee Plans/Agreements," and each individually as an "Employee Plan/Agreement." True and correct copies of all the Employee Plans/Agreements, including all amendments thereto, have heretofore been provided to Buyer. Each of the Employee Plans/Agreements is identified on Schedule 3.15.1, to the extent applicable, as one or more of the following: an "employee pension benefit plan" (as defined in Section 3(2) of ERISA), a "defined benefit plan" (as defined in Section 414 of the Code), an "employee welfare benefit plan" (as defined in
Section 3(1) of ERISA), and/or as a plan intended to be qualified under Section 401 of the Code. No Employee Plan/Agreement is a "multiemployer plan" (as defined in Section 4001 of ERISA), and Company has never contributed nor been obligated to contribute to any such multiemployer plan.

                  3.15.2.  Terminations, Proceedings, Penalties, etc. With
                           -----------------------------------------
respect to each employee benefit plan (including, without limitation, the Employee Plans/Agreements) that is subject to the provisions of Title IV of ERISA and with respect to which Company or any of its assets may, directly or indirectly, be subject to any liability, contingent or otherwise, or the imposition of any Lien (whether by reason of the complete or partial termination of any such plan, the funded status of any such plan, any "complete withdrawal" (as defined in Section 4203 of ERISA) or "partial withdrawal" (as defined in Section 4205 of ERISA) by any person from any such plan, or otherwise):

                           3.15.2.1 No such plan has been terminated so as to
subject, directly or indirectly, any assets of Company to any liability, contingent or otherwise, or the imposition of any lien under Title IV of ERISA;

                           3.15.2.2 No proceeding has been initiated or, to the
best of each Shareholder's knowledge, threatened by any person (including the Pension Benefit Guaranty Corporation ("PBGC")) to terminate any such plan;

                           3.15.2.3 To the best of each Shareholder's knowledge,
no condition or event currently exists or currently is expected to occur that could subject, directly or indirectly, any assets of Company to any liability, contingent or otherwise, or the imposition of any lien under Title IV of ERISA, whether to the PBGC or to any other person or otherwise on account of the termination of any such plan;

                           3.15.2.4 If any such plan were to be terminated as of
the Closing Date, no assets of Company would be subject, directly or indirectly, to any liability, contingent or otherwise, or the imposition of any lien under Title IV of ERISA;

                           3.15.2.5 To the best of each Shareholder's knowledge,
no "reportable event" (as defined in Section 4043 of ERISA) has occurred with respect to any such plan;

                           3.15.2.6 To the best of each Shareholder's knowledge,
no such plan which is subject to Section 302 of ERISA or Section 412 of the Code has incurred any "accumulated funding deficiency" (as defined in Section 302 of ERISA and Section 412 of the Code, respectively), whether or not waived; and

                           3.15.2.7 No such plan is a multiemployer plan or a
plan described in Section 4064 of ERISA.

                  3.15.3. Prohibited Transactions, etc. To the best of each
                          ----------------------------
Shareholder's knowledge, there have not been any "prohibited transactions" within the meaning of Section 406 or 407 of ERISA or Section 4975 of the Code for which a statutory or administrative exemption does not exist with respect to any Employee Plan/Agreement. To the best of each Shareholder's knowledge, no event or omission has occurred in connection with which Company or any of its assets or any Employee Plan/Agreement, directly or indirectly, could be subject to any liability under ERISA, the Code or any other Law or Order applicable to any Employee Plan/Agreement, or any liability under any agreement, instrument, Law or Order pursuant to or under which Company has agreed to indemnify or is required to indemnify any person against liability incurred under any such Law or Order.

                  3.15.4.  Full Funding. The funds available under each Employee
                           ------------
Plan/Agreement that is intended to be a funded plan exceed the amounts required to be paid, or that would be required to be paid if such Employee Plan/Agreement were terminated, on account of rights vested or accrued as of the Closing Date (using the actuarial methods and assumptions then used by Company's actuaries in connection with the funding of such Employee Plan/Agreement).

                  3.15.5.  Controlled Group; Affiliated Service Group; Leased
                           --------------------------------------------------
Employees. Company is not and never has been a member of a controlled group of
---------
corporations as defined in Section 414(b) of the Code or in common control with any unincorporated trade or business as determined under Section 414(c) of the Code. Company is not and never has been a member of an "affiliated service group" within the meaning of Section 414(m) of the Code. There are not now and never have been any leased employees within the meaning of Section 414(n) of the Code who perform services for Company, and no individuals are expected to become leased employees with the passage of time.

                  3.15.6.  Payments and Compliance. With respect to each
                           -----------------------
Employee Plan/Agreement, (a) all payments due from Company to date have been made and all amounts properly accrued to date as liabilities of Company which have not been paid have been properly recorded on the books of Company and are reflected in the Recent Balance Sheet; (b) Company has complied with, and each such Employee Plan/Agreement conforms in form and operation to, all applicable laws and regulations, including but not limited to ERISA and the Code, in all material respects and all reports and information relating to such Employee Plan/Agreement required to be filed with any governmental entity have been timely filed; (c) all reports and information relating to each such Employee Plan/Agreement required to be disclosed or provided to participants or their beneficiaries have been timely disclosed or provided; (d) each such Employee Plan/Agreement which is intended to qualify under Section 401 of the Code has received a favorable determination letter from the Internal Revenue Service with respect to such qualification, its related trust has been determined to be exempt from taxation under Section 501(a) of the Code, and nothing has occurred since the date of such letter that has or is likely to adversely affect such qualification or exemption; (e) there are no actions, suits or claims pending (other than routine claims for benefits) or, to the best of each Shareholder's knowledge, threatened with respect to such Employee Plan/Agreement or against the assets of such Employee Plan/Agreement; and (f) no Employee Plan/Agreement is a plan which is established and maintained outside the United States primarily for the benefit of individuals substantially all of whom are nonresident aliens.

                  3.15.7.  Post-Retirement Benefits. No Employee Plan/Agreement
                           ------------------------
provides benefits, including, without limitation, death or medical benefits (whether or not insured) with respect to current or former Company employees beyond their retirement or other termination of service other than (a) coverage mandated by applicable law, (b) death or retirement benefits under any Employee Plan/Agreement that is an employee pension benefit plan, (c) deferred compensation benefits accrued as liabilities on the books of Company (including the Recent Balance Sheet), (d) disability benefits under any Employee Plan/ Agreement that is an employee welfare benefit plan and which have been fully provided for by insurance or otherwise or (e) benefits in the nature of severance pay.

                  3.15.8.  No Triggering of Obligations. The consummation of the
                           ----------------------------
transactions contemplated by this Agreement will not (a) entitle any current or former employee of Company to severance pay, unemployment compensation or any other payment, except as expressly provided in this Agreement, (b) accelerate the time of payment or vesting, or increase the amount of compensation due to any such employee or former employee, except as expressly provided in this Agreement, or (c) result in any prohibited transaction described in Section 406 of ERISA or Section 4975 of the Code for which an exemption is not available.

                  3.15.9.  Delivery of Documents. There has been delivered to
                           ---------------------
Buyer, with respect to each Employee Plan/Agreement:


                           3.15.9.1 a copy of the annual report, if required
under ERISA, with respect to each such Employee Plan/Agreement for the last two years;

                           3.15.9.2 a copy of the summary plan description,
together with each summary of material modifications, required under ERISA with respect to such Employee Plan/Agreement, all material employee communications relating to such Employee Plan/Agreement, and, unless the Employee Plan/Agreement is embodied entirely in an insurance policy to which Company is a party, a true and complete copy of such Employee Plan/Agreement;

                           3.15.9.3 if the Employee Plan/Agreement is funded
through a trust or any third party funding vehicle (other than an insurance policy), a copy of the trust or other funding agreement and the latest financial statements thereof; and

                           3.15.9.4 the most recent determination letter
received from the Internal Revenue Service with respect to each Employee Plan/Agreement that is intended to be a "qualified plan" under Section 401 of the Code.

                  3.15.10. No Material Adverse Change. With respect to each
                           --------------------------
Employee Plan/Agreement for which an annual report has been filed and delivered to Buyer pursuant to Section 3.15.9(i), no material adverse change has occurred with respect to the matters covered by the latest such annual report since the date thereof.

                  3.15.11. Future Commitments. Other than as set forth on
                           ------------------
Schedule 3.15.11, Company has not announced any plan or made any legally binding commitment to create any additional Employee Plans/Agreements or to amend or modify any existing Employee Plan/Agreement.

         3.16.    Employee Compensation.
                  ---------------------

                  Schedule 3.16 contains a true and correct list of all employees to whom Company is paying compensation as of October 6, 2001. In the case of salaried employees, such list identifies the current annual rate of compensation for each employee, and in the case of hourly rate employees or employees paid on commission, such list identifies the hourly rates or commission rates for each employee. Schedule 3.16 also lists which employees are employed pursuant to written employment contracts. Schedule 3.16 also lists any bonus paid to each current employee for 2000 and sets forth the amounts of compensation and bonus paid to each Shareholder through the date hereof for 2001. There has been no bonus paid to any non-Shareholder employee during and for the year 2001. The amount derived by subtracting the Bonus Determination from the total amount of bonus accrual set forth in the Recent Balance Sheet has been accrued on the Recent Balance Sheet for 2001 non-Shareholder employee bonuses. Except with respect to the Shareholders (whose bonus amounts are treated hereunder in Sections 5.2 and 5.6 below), and notwithstanding the accrual described in the immediately preceding sentence, Company is not obligated under any written or (other than as may be made by Buyer, either directly to an employee or indirectly pursuant to written direction from Buyer to a Shareholder) oral contract to pay any of its employees any bonus amounts in connection with their compensation. The Shareholders acknowledge that, following Closing, non-Shareholder employee bonuses for 2001 and Shareholder bonuses not contemplated by Sections 5.2 and 5.6, if any, may be paid by the Company as determined by the board of directors of Company following the Closing.

         3.17.    Trade Rights.
                  ------------

                  Schedule 3.17 lists all Trade Rights (as defined below) in which Company now has any interest, specifying whether such Trade Rights are owned, controlled, used or held (under license or otherwise) by Company, and also indicating which of such Trade Rights are registered. All Trade Rights of Company shown as registered on Schedule 3.17 have been properly registered. Pending registrations and applications for registration with respect to Trade Rights have been properly made and filed. All annuity, maintenance, renewal and other fees relating to registrations or applications for registration with respect to Trade Rights are current. In order to conduct the business of Company, as such is currently being conducted, Company does not require any Trade Rights that it does not already have. To the best of each Shareholder's knowledge, Company is not infringing nor has it infringed any Trade Rights of another in the operation of the business of Company, nor does any Shareholder have any knowledge that any other person is infringing the Trade Rights of Company or Company is infringing the Trade Rights of any other person. Company has not granted any license or made any assignment of any of its Trade Rights, nor does Company pay any royalties or other consideration for the right to use any Trade Rights of others. There is no Litigation pending or, to the best of each Shareholder's knowledge, threatened to challenge Company's right, title and interest with respect to its continued use and right to preclude others from using any Trade Rights of Company. All Trade Rights of Company that are material to the business of Company as presently conducted are valid, enforceable, in good standing and free and clear of all Liens (other than Permitted Liens), and, to the best of each Shareholder's knowledge, there are no equitable defenses to enforcement based on any act or omission of Company that are material to the business of Company as presently conducted. The consummation of the transactions contemplated hereby will not alter or impair any Trade Rights owned or used by Company that are material to the business of Company as presently conducted. As used herein, the term "Trade Rights" will mean and include: (a) all trademark rights, business identifiers, trade dress, service marks, trade names and brand names, all registrations thereof and applications therefor and all goodwill associated with the foregoing; (b) all copyrights, copyright registrations and copyright applications, and all other rights associated with the foregoing and the underlying works of authorship; (c) all patents and patent applications, and all international proprietary rights associated therewith; (d) all contracts or agreements granting any right, title, license or privilege under the intellectual property rights of any third party; (e) all inventions, mask works and mask work registrations, know-how, discoveries, improvements, designs, trade secrets, shop and royalty rights, employee covenants and agreements respecting intellectual property and non-competition and all other types of intellectual property; and (f) all claims for infringement or breach of any of the foregoing. Any Trade Right that has been formally registered, or for which an application for registration has been filed, with the appropriate federal Government Entity shall be deemed to be material to the business of Company.

         3.18.    Major Customers and Suppliers; Public Works Contracts.
                  -----------------------------------------------------

                  3.18.1.  Major Customers. Schedule 3.18.1 contains a list of
                           ---------------
the customers who, as of May 19, 2001, had contracts with Company with a "not to exceed" value in excess of $150,000, showing the total dollar amount of billings to each such customer (on a per contract basis) during the contract period for each such contract. None of the Shareholders has any knowledge of any facts indicating that any of the customers listed on Schedule 3.18.1 will not continue to be customers of Company after the Closing at substantially the same level of purchases as heretofore. Company has no intention of, and has taken no steps toward, canceling, terminating or otherwise materially modifying any of its contracts or agreements with any of the customers specified on Schedule 3.18.1.

                  3.18.2.  Major Suppliers. Schedule 3.18.2 contains a list of
                           ---------------
the ten (10) largest suppliers to Company and each other supplier to Company accounting for at least five percent (5%) of its outside purchases for each of the two most recent fiscal years (determined on the basis of the total dollar amount of purchases), showing the total dollar amount of purchases from each such supplier during each such year. None of the Shareholders has any knowledge or information of any facts indicating that any of the suppliers listed on
Schedule 3.18.2 will not continue to be suppliers to the business of Company after the Closing and will not continue to supply the business with substantially the same quantity and quality of goods at competitive prices. Company has no intention of, and has taken no steps toward, canceling, terminating, or otherwise materially modifying any of its contracts or agreements with any of the suppliers specified on Schedule 3.18.2.

                  3.18.3.  Public Works Contracting Matters. Schedule 3.18.3
                           --------------------------------
sets forth a list of contracts to which Company is a party that were awarded to Company (by virtue of its ownership by Shareholder or otherwise), in whole or in part, due to an affirmative action, minority set-aside or similar program ("Set-Aside Programs"), and includes a cite to the relevant Law governing such program. None of the contracts set forth on Schedule 3.18.3 will be in breach, terminable or otherwise adversely affected by virtue of the consummation of the transaction described in this Agreement.

         3.19.    Bank Accounts.
                  -------------

                  Schedule 3.19 sets forth the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which Company maintains a safe deposit box, lock box or checking, savings, custodial or other account of any nature, the type and number of each such account and the signatories therefor, a description of any compensating balance arrangements, and the names of all persons authorized to draw thereon, make withdrawals therefrom or have access thereto. Company is under no obligation under any loan agreement or otherwise to maintain any such account with its current institution.

         3.20.    Affiliates' Relationships to Company.
                  ------------------------------------

                  3.20.1.  Contracts With Affiliates. All leases, contracts,
                           -------------------------
agreements and other arrangements between Company and any Affiliate currently existing or existing at any time during the past three (3) years are described on Schedule 3.20.1, including the number and monetary amount of any such transactions.

                  3.20.2.  No Adverse Interests. No Affiliate has any direct or
                           --------------------
indirect interest in (a) any entity that does business with Company (including, without limitation, Company's customers and suppliers) or is competitive with Company's business, except through ownership of less than 5% of the outstanding shares of any entity whose securities are listed on a national securities exchange or traded in a national over-the-counter market, or (b) any material property, asset or right that is used by Company in the conduct of its business.

                  3.20.3.  Obligations. All current or proposed obligations of
                           -----------
any Affiliate to Company, and all current or proposed obligations of Company to any Affiliate, are listed on Schedule 3.20.3

         3.21.    No Brokers or Finders.
                  ---------------------

                  Except for Vine Street Partners, Inc., who has been retained by the Shareholders, neither Company or any of its directors, officers, employees or agents, nor any Shareholder has retained, employed or used any broker or finder in connection with the transactions provided for in this Agreement or in connection with the negotiation thereof.

         3.22.    Investment Representations.
                  --------------------------

                  3.22.1.  Common Stock Not Registered. Each Shareholder is
                           ---------------------------
acquiring the Buyer's Stock for his own account and not with a view towards reselling or distributing all or any part thereof in any transaction that would be in violation of the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"). Each Shareholder acknowledges that the issuance of the Buyer's Stock to such Shareholder will not have been registered under the Securities Act. Each Shareholder further represents that he understands and agrees that, until registered under the Securities Act or transferred pursuant to the provisions of Rule 144 promulgated under the Securities Act, all certificates evidencing any of the Buyer's Stock, whether upon initial issuance or upon any transfer thereof, shall bear legends, prominently stamped or printed thereon, reading substantially as follows:

                  "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR APPLICABLE STATE SECURITIES LAWS. THESE SECURITIES MAY NOT BE SOLD, MORTGAGED, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT FOR SUCH SECURITIES UNDER THE SECURITIES ACT OF 1933 AND APPLICABLE STATE SECURITIES LAWS, OR THE AVAILABILITY OF AN EXEMPTION FROM THE REGISTRATION PROVISIONS OF THE SECURITIES ACT OF 1933 AND APPLICABLE STATE SECURITIES LAWS."

                  3.22.2.   Investor Qualifications. Each Shareholder is an
                            -----------------------
"accredited investor" within the meaning of Rule 501(a) promulgated under the Securities Act. Each Shareholder (i) has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its investment in the Buyer's Stock; (ii) is able to bear the complete loss of its investment in the Buyer's Stock; and (iii) has had the opportunity to ask questions of, and receive answers from, the Buyer and its management concerning the terms and conditions of the offering of the Buyer's Stock, and to obtain additional information. Shareholder has reviewed: (i) the Annual Report on Form 10-KSB of Buyer for the year ended December 31, 2000; (ii) the Quarterly Reports on Form 10-QSB of Buyer for the quarters ended March 31, 2001 and June 30, 2001, and (iii) the Form 8-K of Buyer filed with the Securities and Exchange Commission ("SEC") on May 17, 2001. Each Shareholder acknowledges that he is not relying upon any statements made by any individual, partnership, corporation, association, joint stock company, trust, joint venture, unincorporated organization or governmental entity (or any department, agency or political subdivision thereof) other than Buyer and its officers in making its decision to acquire the Buyer's Stock. Each Shareholder resides in the State of Illinois.

         3.23.    Corporate Books.
                  ---------------

                  The minute books of Company, contain complete and accurate records of all meetings and accurately reflect or evidence all other corporate action of the shareholders and board of directors, including all committees of the board of directors, of Company. The stock certificate books and stock transfer ledgers of Company are true, complete and correct. All stock transfer taxes levied on or payable with respect to all transfers of shares of common stock of Company prior to the date hereof have been paid and any applicable transfer tax stamps are affixed. As of the Closing Date only, the Shareholders represent that (a) the resolutions detailing the Bonus Determination (as defined in Section 5.6 below) remain in full force and effect and have not been modified, supplemented, amended or replaced, and (b) Company has complied with the provisions of such resolutions, if any, required to have been performed prior to the Closing Date.

         3.24.    Improper Payments.
                  -----------------

                  To the best of each Shareholder's knowledge, Company and its officers and agents have not made any illegal or improper payments to, or provided any illegal or improper benefit or inducement for, any American or foreign governmental official, supplier, customer or other person or entity, in an attempt to influence any such person or entity to take or refrain from taking any action relating to Company.

         3.25.    Bray Situation.
                  --------------

                   The Shareholders have recently paid to Mr. A.J. Bray, a former shareholder of Company, all amounts owing to him that arose from the Shareholders' purchase of Mr. Bray's ownership interest in Company, as evidenced by the promissory note being delivered pursuant to Section 9.1.9 below (the "Bray Purchase"). Following such payment to Mr. Bray by the Shareholders of the amount referenced in the immediately preceding sentence, the Shareholders will have performed all duties and satisfied all obligations owing to Mr. Bray by them arising from or related to the Bray Purchase and, to the best of each Shareholders' knowledge, there are no grounds for any potential claims by Mr. Bray against Company arising from or related to the Bray Purchase.

         3.26.    Disclosure.
                  ----------

                  To the best of each Shareholder's knowledge, neither any representation or warranty by the Shareholders in this Agreement, nor any statement, certificate, schedule, document or exhibit hereto furnished by or on behalf of Company or the Shareholders pursuant to this Agreement or in connection with the transactions contemplated hereby, contains any untrue statement of material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading in light of the circumstances in which they were made.

                SECTION 4. REPRESENTATION AND WARRANTIES OF BUYER
                           --------------------------------------

         Buyer hereby makes the following representations and warranties to the Shareholders as of the date hereof and as of the Closing Date, which representations and warranties shall survive the Closing of the transactions provided for herein notwithstanding any investigation made by any Shareholder. For purposes of this Section 4, "knowledge" of Buyer means the actual knowledge of Buyer after reasonable inquiry and includes, without limitation, any and all facts or circumstances contained in any written notice or documentation delivered to Buyer or in its possession.


         4.1.     Organization.
                  ------------

                  Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

         4.2.     Corporate Power.
                  ---------------

                  Buyer has all requisite corporate power to enter into this Agreement and the other documents and instruments to be executed and delivered by Buyer in connection herewith and to carry out the transactions contemplated hereby and thereby.

         4.3.     Enforceability.
                  --------------

                  The execution and delivery of this Agreement and the other documents and instruments to be executed and delivered by Buyer pursuant hereto and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the Board of Directors of Buyer. No other corporate act or proceeding on the part of Buyer or its shareholders is necessary to authorize this Agreement or the other documents and instruments to be executed and delivered by Buyer pursuant hereto or the consummation of the transactions contemplated hereby and thereby. This Agreement has been duly and validly executed and delivered by the Buyer and constitutes, and when executed and delivered, the other documents and instruments to be executed and delivered by Buyer pursuant hereto will constitute, valid and binding agreements of Buyer, enforceable in accordance with their respective terms, except as such may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors' rights generally, and by general equitable principles.

         4.4.     No Brokers or Finders.
                  ---------------------

                  Neither Buyer nor any of its directors, officers, employees or agents have retained, employed or used any broker or finder in connection with the transactions provided for in this Agreement or in connection with the negotiation thereof.

         4.5.     Disclosure.
                  ----------

                  To the best of Buyer's knowledge, no representation or warranty by Buyer in this Agreement, nor any statement, certificate, schedule, document or exhibit hereto furnished or to be furnished by or on behalf of Buyer pursuant to this Agreement or in connection with transactions contemplated hereby, contains any untrue statement of material fact or omits to state a material fact necessary to make the statements contained therein not misleading in light of the circumstances in which they were made.

         4.6.     Investment Matters.
                  ------------------

                  Buyer is acquiring the Shares for its own investment and not with a view towards reselling or distributing all or any part thereof in any transaction which would constitute a "distribution" within the meaning of the Securities Act. Buyer is an "accredited investor" within the meaning of Rule 501(a) promulgated under the Securities Act. Buyer acknowledges that the Shares it receives will not have been registered under the Securities Act. Buyer acknowledges that it is not relying upon any statements made by any individual, partnership, corporation, association, joint stock company, trust, joint venture, unincorporated organization or governmental entity (or any department, agency or political subdivision thereof) other than the Shareholders, Company and its officers in making its decision to acquire the Shares.

         4.7.     No Violation.
                  ------------

                  Except as set forth on Schedule 4.7, neither the execution and delivery of this Agreement or any other agreement, instrument or other document in connection with the transactions contemplated hereby nor the consummation by the Buyer of the transactions contemplated hereby and thereby, (a) will, to the best of Buyer's knowledge, violate any Law or any Order of any Government Entity or (b) will, to the best of Buyer's knowledge, require any authorization, consent, approval, exemption, or other action by or notice to any Government Entity. Subject to obtaining the consents referred to on Schedule 4.7, neither the execution nor the delivery of this Agreement or any other agreement, instrument or other document in connection with the transactions contemplated hereby nor the consummation by the Buyer of the transactions contemplated hereby and thereby will violate or conflict with, or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or will result in the termination of, or accelerate the performance required by, or result in the creation of any Lien (other than a Permitted Lien) upon any of the assets of the Buyer (or the Buyer's Stock) under, or result in the creation of any material obligations of the Buyer under, any term or provision of the Articles of Incorporation or bylaws of the Buyer or of any material contract, commitment, understanding, arrangement, agreement or restriction of any kind or character to which the Buyer is a party or by which Company or any of its assets or properties may be bound.

         4.8.     Litigation.
                  ----------

                  Except as set forth on Schedule 4.8, there is no material Litigation pending or, to the best of Buyer's knowledge, threatened against Buyer, its directors (in such capacity), its business or any of its assets (i) concerning this Agreement or the transactions contemplated hereby or (ii) which would impact Buyer's ability to consummate the transactions contemplated by this Agreement.

                              SECTION 5. COVENANTS
                                         ---------

         5.1.     Key Employee Visits.
                  -------------------

                  At a time of mutual convenience prior to the Closing Date, a senior officer of the Buyer shall accompany a Shareholder to meet with the Key Employees to interview them and discuss with them their future employment with the Company.

         5.2.     Company Bonus Accrual.
                  ---------------------

                  If the Closing Date is not the last day of any Company four-week financial accounting period, Company shall make an additional bonus accrual with respect to the period prior to the Closing Date for annual bonuses determined as follows: multiply the total amount provided for bonuses in the most recently completed four-week period included within the Recent Balance Sheet times the number of days from (but not including) the date of such Recent Balance Sheet through and including the Closing Date divided by 28. Any Company accrual for annual bonuses after the date hereof but before the Closing Date shall be consistent in amount and timing with past practices of Company with respect to such accruals.

         5.3.     Access to Information and Records.
                  ---------------------------------

                  During the period prior to the Closing, the Shareholders will cause Company to give Buyer, its counsel, accountants and other representatives
(i) reasonable access during normal business hours to all of the properties, books, records, contracts and documents of Company for the purpose of such inspection, investigation and testing as Buyer deems appropriate (and Company will furnish or cause to be furnished to Buyer and its representatives all information with respect to the business and affairs of Company as Buyer may reasonably request); (ii) reasonable access to employees, agents and representatives for the purposes of such meetings and communications as Buyer reasonably requests; and (iii) with the prior consent of Company in each instance (which consent will not be unreasonably withheld), and to the extent Company can reasonably provide it, access to vendors, customers, manufacturers of its machinery and equipment, and others having business dealings with Company.

         5.4.     Conduct of Business Pending the Closing.
                  ----------------------------------------

                  From the date hereof until the Closing, except as otherwise approved in writing by the Buyer, the Shareholders will cause (to the extent consistent with their rights, duties, capacities and obligations as directors and officers of Company) each of the items in this Section 5.4 to occur.

                  5.4.1.   No Changes. The Shareholders will cause Company to
                           ----------
carry on its business in the same manner as heretofore and will not make or institute any changes in its methods of purchase, sale, management, accounting or operation.

                  5.4.2.   Maintain Organization. The Shareholders will cause
                           ---------------------
Company to take such action as may be necessary to maintain, preserve, renew and keep in favor and effect the existence, rights and franchises of Company, and will use reasonable efforts to preserve the business organization of Company intact, to keep available to Company the present officers and employees, and to preserve for Company its present relationships with suppliers and customers and others having business relationships with Company.

                  5.4.3.   No Breach. The Shareholders will not knowingly, and
                           ---------
will cause Company to not knowingly do or omit any act, or permit any omission or act, which may cause a breach of any material contract, commitment or obligation, or which, with the giving of notice, passage of time or both would cause such a breach.

                  5.4.4.   No Material Contracts. The Shareholders will not
                           ---------------------
cause or permit Company to enter into any contract or commitment, or to purchase raw materials or supplies, or to sell goods or services (real, personal, or mixed, tangible or intangible), except contracts, commitments, purchases or sales which are: (a) approved in writing by Buyer; or (b) in the ordinary course of business and consistent with past practice and would not have been required to be disclosed in the Disclosure Schedule had they been in existence on the date of this Agreement.

                  5.4.5.   No Corporate Changes. The Shareholders will not and
                           --------------------
will cause Company to not amend its Articles of Incorporation or bylaws or to make any changes in authorized or issued capital stock or to enter into any agreements that may obligate company to issue capital stock.

                  5.4.6.   Maintenance of Insurance. The Shareholders will cause
                           ------------------------
Company to maintain all of the insurance in effect as of the date hereof.

                  5.4.7.   Maintenance of Property. The Shareholders will cause
                           -----------------------
Company to use, operate, maintain and repair all property of Company in a manner consistent with its past practices.

                  5.4.8.   Interim Financials. The Shareholders will provide
                           ------------------
Buyer with interim period financial statements for Company on or before the 20th day of the immediately following period and other management reports routinely prepared by Company as and when they are available.

                  5.4.9.   No Negotiations. No Shareholder will directly or
                           ---------------
indirectly (through Company, a representative or otherwise) (a) solicit or furnish any information to any prospective buyer, (b) commence or conduct presently ongoing negotiations with any other party, or (c) enter into any agreement with any other party, in each such case, concerning the sale of Company's business or any part thereof, all or substantially all of Company's assets or any equity securities of Company (an "acquisition proposal"), and Company and Shareholder will immediately advise Buyer of the receipt of any acquisition proposal.

                  5.4.10.  No Transfer of Shares. The Shareholders will not
                           ---------------------
transfer or attempt to transfer any of the Shares except to Buyer pursuant hereto; and the Shareholders shall not cause Company to refuse to accept any certificates for Shares to be transferred or otherwise to allow such transfers to occur upon its books.

         5.5.     Consents.
                  --------

                  The Shareholders will use commercially reasonable efforts prior to Closing to obtain all consents necessary for the consummation of the transactions contemplated hereby.

         5.6.     Delayed Compensation and Bonuses.
                  --------------------------------

                  Without limitation of the foregoing, the minute book will contain on or before the Closing Date resolutions of Company's Board of Directors establishing (a) the amount and timing of future payment(s) of accrued bonus for the year 2001 through the Closing Date for the Shareholders (in their capacity as officers and employees of Company) and (b) the timing of payment of deferred compensation to the Shareholders (in their capacity as officers and employees of Company) (the "Bonus Determination"). The Shareholders covenant and agree to deliver a copy of such resolutions certified by the

Secretary of Company to Buyer prior to the Closing Date. Buyer agrees to cause Company to (i) pay any current or delayed base compensation owed with respect to the period through the Closing Date and (ii) make bonus payments to the Shareholders, in the amounts and at the time set forth in the Bonus Determination.

         5.7.     Other Action.
                  -------------

                  The Shareholders will use their commercially reasonable efforts to cause the fulfillment at the earliest practicable date of all of the conditions to the parties' obligations to consummate the transactions contemplated in this Agreement.

         5.8.     Disclosure Schedule.
                  ------------------

                  Through the Closing Date, the Shareholders have a continuing obligation to promptly notify, or cause Company to promptly notify, Buyer in writing with respect to any matter hereafter arising or discovered which, if existing or known at the date of this Agreement, would have been required to be set forth or described in the Disclosure Schedule, but no such disclosure will cure any breach of any representation or warranty which is inaccurate.

         SECTION 6.  CONDITIONS PRECEDENT TO BUYER'S OBLIGATIONS
                     -------------------------------------------

                  Each and every obligation of Buyer to be performed on the Closing Date will be subject to the satisfaction prior to or at the Closing of each of the following conditions set forth in Sections 6.1 through 6.4 below:

         6.1.     Representations and Warranties True as of the Closing Date.
                  ----------------------------------------------------------

                  Each of the representations and warranties made by the Shareholders in this Agreement will be true and correct at and as of the Closing Date as though such representations and warranties were made or given on and as of the Closing Date, except for any changes permitted by the terms of this Agreement or consented to in writing by Buyer.

         6.2.     Compliance With Agreement.
                  -------------------------

                  Each Shareholder will have performed and complied in all material respects with all of his agreements and obligations under this Agreement which are to be performed or complied with by them prior to or on the Closing Date, including the delivery of the closing documents specified in
Section 9.1.

         6.3.     Absence of Litigation.
                  ---------------------

                  No material Litigation will have been commenced or threatened in writing, and no investigation by any Government Entity will have been commenced, against

Company or any of the affiliates, officers or directors of Company, with respect to the transactions contemplated hereby or otherwise.

         6.4.     Consents and Approvals.
                  ----------------------

                  All approvals, consents and waivers that are required of Company or the Shareholders to effect the transactions contemplated hereby (including, without limitation, from the landlords with respect to the leases for the premises located at Lombard, Illinois, Pittsburgh, Pennsylvania and Cypress, California), will have been received, and copies thereof will have been delivered to Buyer.

         SECTION 7.  CONDITIONS PRECEDENT TO THE SHAREHOLDERS' OBLIGATIONS
                     -----------------------------------------------------

                  Each and every obligation of the Shareholders to be performed on the Closing Date will be subject to the satisfaction prior to or at the Closing of the following conditions:

         7.1.     Representations and Warranties True on the Closing Date.
                  -------------------------------------------------------

                  Each of the representations and warranties made by Buyer in this Agreement will be true and correct when made and will be true and correct at and as of the Closing Date as though such representations and warranties were made or given on and as of the Closing Date.

         7.2.     Compliance With Agreement.
                  -------------------------

                  Buyer will have in all material respects performed and complied with all of Buyer's agreements and obligations under this Agreement which are to be performed or complied with by Buyer prior to or on the Closing Date, including the delivery of the closing documents specified in Section 9.2.

         7.3.     Consents and Approvals.
                  ----------------------

                  All approvals, consents and waivers that are required of Buyer to effect the transactions contemplated hereby will have been received, and copies thereof will have been delivered to Company or the Shareholders.

         7.4.     Absence of Litigation.
                  ---------------------

                  No material Litigation will have been commenced or threatened in writing, and no investigation by any Government Entity will have been commenced, against Buyer or any of the affiliates, officers or directors of Buyer, with respect to the transactions contemplated hereby or otherwise.

         SECTION 8.  INDEMNIFICATION
                     ---------------

         8.1.     By Shareholders.
                  ---------------

                  Subject to the terms and conditions of this Section 8, the Shareholders shall jointly and severally indemnify, defend and hold harmless Buyer, its shareholders, directors, officers, employees, agents and representatives (collectively, the "Buyer's Indemnified Parties") and Company from and against all Claims asserted against, resulting to, imposed upon, or incurred by Buyer, Buyer's Indemnified Parties or Company, directly or indirectly, by reason of, arising out of or resulting from (a) the inaccuracy or breach of any representation or warranty of any Shareholder contained in or made pursuant to this Agreement, or (b) the breach of any covenant of any Shareholder contained in this Agreement, other than any covenant or agreement not to cause or permit any representation or warranty herein or in any Ancillary Document to be inaccurate, incomplete or untrue (with respect to any such covenant, clause
(a) above shall be operative). As used in this Section 8, the term "Claim" includes (i) all debts, liabilities and obligations; (ii) all losses, damages (including, without limitation, consequential damages), judgments, awards, settlements, costs and expenses (including, without limitation, interest (including prejudgment interest in any litigated matter), penalties, court costs and attorneys fees and expenses); and (iii) all demands, claims, suits, actions, costs of investigation, causes of action, proceedings and assessments, whether or not ultimately determined to be valid.

         8.2.     By Buyer.
                  --------

                  Subject to the terms and conditions of this Section 8, Buyer will indemnify, defend and hold harmless the Shareholders and their agents and representatives (collectively, the "Shareholders' Indemnified Parties") from and against all Claims asserted against, resulting to, imposed upon or incurred by the Shareholders' Indemnified Parties, directly or indirectly, by reason of or resulting from (a) the inaccuracy or breach of any representation or warranty of Buyer contained in or made pursuant to this Agreement, or (b) the breach of any covenant of Buyer contained in this Agreement, other than any covenant or agreement not to cause or permit any representation or warranty herein or in any Ancillary Document to be inaccurate, incomplete or untrue (with respect to any such covenant, clause (a) above shall be operative).

         8.3.     Indemnification of Third-Party Claims.
                  -------------------------------------

                  If any third party shall notify any Shareholders' Indemnified Party Shareholder or Buyer's Indemnified Party (the "Indemnified Party") of a Claim with respect to any matter which may give rise to a claim for indemnification against any other party (the "Indemnifying Party"), then the following terms and conditions shall apply:

                  8.3.1.   Notice and Defense. The Indemnified Party will
                           ------------------
promptly give the Indemnifying

Party written notice of any Claim, and the Indemnifying Party will undertake, or cause to be undertaken, the defense thereof by representatives chosen by it and consented to by the Indemnified Party, which consent shall not be unreasonably withheld, conditioned or delayed. Any such notice shall specify the nature of the Claims and shall describe such Claim in reasonable detail sufficient to allow the Indemnifying Party to make a claim against any insurance policy obtained by the Indemnifying Party with respect to such Claim. Failure to give this notice will not affect the Indemnifying Party's duty or obligations under this Section 8, unless and to the extent the Indemnifying Party is prejudiced by this failure. Notwithstanding the above, the Indemnified Party may retain separate co-counsel at its sole cost and expense. While the Indemnifying Party is defending, or causing to be defended, any Claim actively and in good faith, the Indemnified Party will not settle the Claim. The Indemnified Party will, in good faith, take commercially reasonable steps to assist the Indemnifying Party in making a claim or claims against any insurance policy obtained by the Indemnifying Party with respect to such Claim and to collect thereunder with respect to any such Claim. The Indemnified Party will make available to the Indemnifying Party or its representatives all records and other materials required by them and in the possession or under the control of the Indemnified Party, for the use of the Indemnifying Party and its representatives in defending any Claim, and will in other respects cooperate in a commercially reasonable fashion in the defense; provided, that the Indemnifying Party shall have no liability for any claim or loss resulting from the failure of the Indemnified Party to cooperate in a commercially reasonable fashion with the Indemnifying Party's defense of any Claim hereunder and, only with respect to Claims submitted to an insurer under any insurance policy obtained by the Shareholders pursuant to this Section 8, such failure to cooperate results in a denial or reduction of coverage under such insurance policy. The Indemnifying Party shall reimburse the Indemnified Party for all reasonable out-of-pocket expenses incurred by the Indemnified Party in its cooperation and assistance of the Indemnifying Party under the terms of this Section 8.3.

                  8.3.2.   Failure to Defend. If the Indemnifying Party, within
                           -----------------
a reasonable time after notice of any Claim, fails to defend or cause to be defended the Claim actively and in good faith, the Indemnified Party will (upon further notice) have the right to undertake the defense, compromise or settlement of the Claim or consent to the entry of a judgment with respect to the Claim, on behalf of and for the account and risk of the Indemnifying Party, and the Indemnifying Party will thereafter have no right to challenge the Indemnified Party's defense, compromise, settlement or consent to judgment.

                  8.3.3.   Indemnified Party's Rights. Notwithstanding anything
                           --------------------------
in this Section 8.3, (i) if there is a reasonable probability that a Claim may materially and adversely affect the Indemnified Party other than as a result of money damages or other money payments, the Indemnified Party will have the right to defend, compromise or settle the Claim, and (ii) the Indemnifying Party will not, without the written consent of the Indemnified Party, settle or compromise, or allow to be settled or compromised, any Claim or consent to the entry of any judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party of a release, reasonably satisfactory as to form and substance to the Indemnified Party, from all liability in respect of such Claim.

         8.4.     Payment.
                  -------

                  The Indemnifying Party will pay the Indemnified Party any amount due under this Section 8, which payment may be accomplished in whole or in part, at the option of the Indemnified Party, by the Indemnified Party setting off any amount (other than deferred compensation and or bonus amounts previously earned by the Shareholders) owed to the Indemnifying Party by the Indemnified Party. The Indemnifying Party will pay the Indemnified Party (a) with respect to any Claim covered by insurance obtained by the Indemnifying Party, no later than the earlier of (i) three business days after payment is received under such insurance policy or (ii) one-hundred and twenty (120) days following the Indemnified Party's delivery of notice of the Claim pursuant to
Section 8.3.1 or (b) with respect to other Claims, no later than ninety (90) days following the Indemnified Party's delivery of notice of the Claim pursuant to Section 8.3.1. If set-off is made by an Indemnified Party in satisfaction or partial satisfaction of an indemnity obligation under this Section 8 that is disputed by the Indemnifying Party, upon a subsequent determination pursuant to
Section 11 that all or a portion of such indemnity obligation was not owed to the Indemnified Party, the Indemnified Party will pay the Indemnifying Party the amount that was improperly set off together with interest from the date of set-off until the date of the payment at an annual rate equal to the Prime Rate. Upon judgment, determination, settlement or compromise of any third party Claim, the Indemnifying Party will pay promptly on behalf of the Indemnified Party, and/or to the Indemnified Party in reimbursement of any amount theretofore required to be paid by it, the amount so determined by judgment, determination, settlement or compromise and all other Claims of the Indemnified Party with respect thereto, unless in the case of a judgment an appeal is made from the judgment. If the Indemnifying Party desires to appeal from an adverse judgment, then the Indemnifying Party will post and pay the cost of the security or bond to stay execution of the judgment pending appeal. Upon the payment in full by the Indemnifying Party of such amounts, the Indemnifying Party will succeed to the rights of such Indemnified Party, to the extent not waived in settlement, against the third party who made such third party Claim.

         8.5.     Tax Effect.
                  ----------

                  The indemnification obligation of an Indemnifying Party will be adjusted so as to give effect to any net reduction in Tax liability actually realized at any time by the Indemnified Party in connection with the satisfaction by the Indemnifying Party of the Claims with respect to which indemnification is sought hereunder. With respect to any Claims for which the Indemnified Party (but for the operation of this sentence) is entitled to indemnification hereunder, there will be disregarded any Tax liabilities arising by reason of (i) any reduction or disallowance of deductions from taxable income in one taxable year, to
                                       34
the extent such reduction or disallowance would result in a corresponding increase in allowable deductions from income in another taxable year, (ii) the shifting of items of income from one taxable year to another, or (iii) the capitalization of amounts which were expensed, but only if such capitalized amounts are subject, for Tax purposes, to amortization or depreciation or recovery in costs of goods sold, inventory or materials, except insofar as such reduction, disallowance, shifting or capitalization would only result in the increase of any unutilized net operating loss, capital loss or credit carryover.

         8.6.     Indemnification for Environmental Matters.
                  -----------------------------------------

                  Without limiting the generality of the foregoing but without duplication, the Shareholders agree to jointly and severally indemnify, reimburse, hold harmless and defend the Buyer's Indemnified Parties and Company for, from, and against all Claims asserted against, imposed on, or incurred by any person, directly or indirectly, in connection with any pollution, threat to the environment, or exposure to, or manufacture, processing, distribution, use, treatment, generation, transport or handling, disposal, emission, discharge, storage or release of Waste that (i) is related to Company's or any previous owner's or operator's ownership, operation or occupancy of the business, properties and assets owned or used by Company, and (ii) in whole or in part occurred, existed, arose out of conditions or circumstances that existed, or was caused on or before the Closing Date; provided, however, that in no event shall the Shareholders be required to indemnify, reimburse, hold harmless or defend any Buyer's Indemnified Parties or Company to the extent of the amount by which any such Claims were exacerbated or increased by any acts, conditions or circumstances arising or occurring after the Closing Date.

         8.7.     Limitations on Indemnification.
                  ------------------------------

                  Except for any fraudulent, intentional or willful breaches of this Agreement or any of the covenants, agreements, representations or warranties contained herein by any of the Shareholders, as to which Claims may be brought by any of Buyer's Indemnified Parties without limitation as to time or amount, the Shareholders' indemnification obligations under this Agreement are subject to the limitations set forth in Section 8.8 and Section 8.9 below.

         8.8.     Time Limitation.
                  ---------------

                  Except as stated below in this Section 8.8 and subject to
Section 8.7, no claim or action will be brought under this Section 8 for breach of a representation or warranty after the lapse of two (2) years following the Closing.

                  8.8.1. There will be no time limitation on claims on actions brought for breach of any representation or warranty made by a Shareholder in or pursuant to Sections 3.1, 3.2, and 3.22 and each Shareholder hereby waives all applicable statutory limitation periods with respect thereto.

                  8.8.2. Any claim or action brought for breach of any representation or warranty made by a Shareholder in or pursuant to Section 3.5 and 3.15 may be brought at any time until the earlier of (a) such time as the underlying tax obligation is barred by the applicable period of limitation under federal and state laws relating thereto (as such period may be extended by waiver), or (b) seven (7) years following Closing.

                  8.8.3. Any claim made by a party hereunder by a demand for arbitration in accordance with Section 11 hereof for breach of a representation or warranty prior to the termination of the survival period for such claim will be preserved despite the subsequent termination of such survival period.

                  8.8.4. If any act, omission, disclosure or failure to disclose forms the basis for a claim for breach of more than one representation or warranty hereunder, and such claims have different periods of survival hereunder, the termination of the survival period of one claim will not affect a party's right to make a claim based on the breach of representation or warranty still surviving.

         8.9.     Amount Limitation.
                  -----------------

                  Subject to Section 8.7, the Indemnified Party will be entitled to indemnification in full for all Claims for all breaches of representations, warranties and/or covenants, including without limitation breaches of representations and warranties relating to environmental matters, but only (a) to the extent Claims exceed $100,000, in the aggregate over the course of this Agreement, and (b) to a maximum aggregate amount during the term of this Agreement equal to Four Million Five Hundred Thousand and No/100 Dollars ($4,500,000).

         8.10.    No Waiver.
                  ---------

                  The closing of the transactions contemplated by this Agreement will not constitute a waiver by any party of its rights to indemnification, regardless of whether the party seeking indemnification has knowledge of the breach, violation or failure of condition constituting the basis of the Claim at or before the Closing.

         SECTION 9.  CLOSING
                     -------

                  The closing of this transaction (the "Closing") will take place at such time as mutually agreed by the parties if the conditions precedent set forth in Sections 6 and 7 are fulfilled (or waived) on such date, or otherwise at such other time and place as the parties hereto will agree upon. Such date is referred to in this Agreement as the "Closing Date".

         9.1.     Documents to be Delivered by the Shareholders.
                  ---------------------------------------------

                  At the Closing, the Shareholders will deliver or cause to be delivered to Buyer the following documents, in each case duly executed or otherwise in proper form:

                  9.1.1.   Stock Certificate(s). Stock certificates representing
                           --------------------
the Shares, duly endorsed for transfer or with duly executed stock powers attached.

                  9.1.2.   Compliance Certificates. A certificate signed by each
                           -----------------------
Shareholder that each of the representations and warranties made by such Shareholder in this Agreement is true and correct on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on and as of the Closing Date (except for any changes permitted by the terms of this Agreement or consented to in writing by Buyer), and that Company and such Shareholder have performed and complied with all of Company's and such Shareholder's obligations under this Agreement which are to be performed or complied with on or prior to the Closing Date.

                  9.1.3.   Employment Agreements. Employment Agreements (a) with
                           ---------------------
respect to each of the Shareholders, substantially in the form of Exhibit C hereto and duly executed by the Company and such Shareholder, and (b) with respect to each of Gregory Rzonca, Robert Stachel, Martin Schuller, Jr., Andrew Kottenstette, David DeGrush, Jerome Cates, Jr. and Kent Kreeger (collectively, the "Key Employees"), substantially in the form of Exhibit D hereto and duly executed by the Company and such Key Employee.

                  9.1.4.   Articles; Bylaws. A copy of the Articles of
                           ----------------
Incorporation and bylaws of Company, certified by the secretary of Company, together with a copy of the Articles of Incorporation and Good Standing Certificates of Company, each certified by the Secretary of State of the State of Delaware, and, with respect to the Good Standing Certificates, any other state in which Company is doing business.

                  9.1.5.   Resignations. The resignations, effective as of the
                           ------------
Closing Date, of each of the three (3) directors of Company.

                  9.1.6.   Accredited Investor Questionnaire. Each Shareholder
                           ---------------------------------
shall deliver an accredited investor questionnaire substantially in the form attached hereto as Exhibit G in substance (as completed and executed) satisfactory to Buyer and its counsel.

                  9.1.7.   Legal Opinion. A legal opinion of Winston & Strawn,
                           -------------
Company's legal counsel, substantially in the form attached as Exhibit E hereto.

                  9.1.8.   Landlord Consents. Written documentation evidencing
                           -----------------
the consent to the transactions contemplated hereby from Company's landlords under each of its Lombard, Illinois, Pittsburgh, Pennsylvania and Cypress, California leases.

                  9.1.9.   Satisfaction of Bray Obligations. A copy of the
                           --------------------------------
cancelled promissory note representing the amounts owed to Mr. A.J. Bray with regard to the sale of his shares in Company to the Shareholders.

                  9.1.10.  Waiver. A waiver from Company of its preemptive
                           ------
rights under that certain Shareholders Agreement dated as of November 11, 1991 by and among the Shareholders and Company with respect to the purchase of the Shares by Buyer contemplated hereby.

                  9.1.11.  Registration Rights Agreement. A Registration Rights
                           -----------------------------
Agreement substantially in the form of Exhibit F hereto ("Registration Rights Agreement") duly executed by the Shareholders.

                  9.1.12.  Other Documents. All other documents, instruments or
                           ---------------
writings required to be delivered to Buyer at or prior to the Closing pursuant to this Agreement and such other certificates of authority and documents as Buyer may reasonably request.

         9.2.     Documents to be Delivered by Buyer.
                  ----------------------------------

                  At the Closing, Buyer will deliver to Shareholders the following documents, in each case duly executed or otherwise in proper form:

                  9.2.1.   Cash Purchase Price. Payment to the Shareholders as
                           -------------------
required by Section 2.1 hereof.

                  9.2.2.   Compliance Certificate. A certificate signed by the
                           ----------------------
chief executive officer of Buyer that each of the representations and warranties made by Buyer in this Agreement is true and correct on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on and as of the Closing Date (except for any changes permitted by the terms of this Agreement or consented to in writing by the Shareholders), and that Buyer has performed and complied with all of Buyer's obligations under this Agreement which are to be performed or complied with on or prior to the Closing Date.

                  9.2.3.   Certified Resolutions. A certified copy of the
                           ---------------------
resolutions of the Board of Directors of Buyer, dated no later than October 25, 2001, authorizing and approving this Agreement and the consummation of the transactions contemplated by this Agreement.

                  9.2.4.   Promissory Note. A Note payable to each of the
                           ---------------
Shareholders.

                  9.2.5.   Registration Rights Agreement. A Registration Rights
                           -----------------------------
Agreement duly executed by the Buyer.

                  9.2.6.   Other Documents. All other documents, instruments or
                           ---------------
writings required to be delivered to Company at or prior to the Closing pursuant to this Agreement and such other certificates of authority and documents as Company may reasonably request.

         SECTION 10. TERMINATION
                     -----------

         10.1.    Right of Termination Without Breach.
                  -----------------------------------

                  This Agreement may be terminated without further liability of any party at any time prior to the Closing:

                  10.1.1. by mutual written agreement of Buyer and the Shareholders, or

                  10.1.2. by either Buyer or the Shareholders if the Closing has not occurred on or before November 30, 2001, provided the terminating party has not, through breach of a representation, warranty or covenant, prevented the Closing from occurring on or before such date.

         10.2.    Termination for Breach.
                  ----------------------

                  10.2.1.  Termination by Buyer. If there has been a failure of
                           --------------------
satisfaction of a condition (at the time contemplated herein for such condition to be satisfied) to the obligations of Buyer which has not been waived in writing by Buyer, then Buyer may, by written notice to the Shareholders at any time prior to the Closing notifying the Shareholders that such failure is continuing, terminate this Agreement with the effect set forth in Section 10.2.3 hereof.

                  10.2.2.  Termination by Shareholders. If there has been a
                           ---------------------------
failure of satisfaction of a condition (at the time contemplated herein for such condition to be satisfied) to the obligations of the Shareholders that has not been waived in writing by the Shareholders, then any Shareholder may, by written notice to Buyer at any time prior to the Closing notifying Buyer that such failure is continuing, terminate this Agreement with the effect set forth in
Section 10.2.3 hereof.

                  10.2.3.   Effect of Termination. Termination of this Agreement
                            ---------------------
under this Section 10 will not in any way terminate, limit or restrict the rights and remedies of any party against any other party that has violated, breached or failed to satisfy any of the representations, warranties, covenants, agreements, conditions or other provisions of this Agreement prior to termination. In addition to the right of any party under this Agreement to redress for any breach or violation, the indemnities set forth in Section 8 shall survive. Without limitation of the foregoing, the parties' obligations under Section 12.8 of this Agreement will survive termination.

         SECTION 11. RESOLUTION OF DISPUTES
                     ----------------------

         11.1.    Arbitration.
                  -----------

                  Any dispute, controversy or claim arising out of or relating to this Agreement or any contract or agreement entered into pursuant hereto or the performance by the parties of its or their terms will be settled by binding arbitration held in Chicago, Illinois in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect, except as specifically otherwise provided in this Section 11. Notwithstanding the foregoing, Buyer may, in its discretion, apply to a court of competent jurisdiction for equitable relief from any violation or threatened violation of the covenants of any Shareholder under Section 5.1 of this Agreement, or any covenants not to compete contained in any Employment Agreement delivered pursuant to Section 9.1.3 hereof and (b) any Shareholder may, in its discretion, apply to a court of competent jurisdiction for equitable relief from any violation or threatened violation of the Buyer's obligations under the Note, the Registration Rights Agreement or Section 2.2.3 hereof.

         11.2.    Arbitrators.
                  -----------

                  If the matter in controversy (exclusive of attorney's fees and expenses) will appear, as at the time of the demand for arbitration, not to exceed Two-hundred and fifty thousand dollars ($250,000), then the panel to be appointed will consist of one neutral arbitrator, as mutually agreed by Buyer and the Shareholders. If Buyer and the Shareholders cannot agree on the selection of an arbitrator, for such a matter, or if the matter in controversy (exclusive of attorney's fees and expenses) will appear, as at the time of the demand for arbitration, to exceed Two-hundred and fifty thousand dollars ($250,000), then Buyer and the Shareholders shall each select a duly qualified arbitrator, which two arbitrators shall jointly select a third neutral arbitrator. In the event the arbitration panel consists of three arbitrators, the decision of a majority of the arbitrators shall control.

         11.3.    Procedures; No Appeal.
                  ---------------------

                  The arbitrator(s) will allow such discovery as the arbitrator(s) determine appropriate under the circumstances and will resolve the dispute as expeditiously as practicable, and if reasonably practicable, within 120 days after the selection of the arbitrator(s). The arbitrator(s) will give the parties written notice of the decision, with the reasons therefor set out, and will have 30 days thereafter to reconsider and modify such decision if any party so requests within 10 days after the decision. Thereafter, the decision of the arbitrator(s) will be final, binding, and nonappealable with respect to all persons, including (without limitation) persons who have failed or refused to participate in the arbitration process.

         11.4.    Authority.
                  ---------

                  The arbitrator(s) will have authority to award relief under legal or equitable principles, including interim or preliminary relief, and to allocate responsibility for the costs of the arbitration and to award recovery of attorneys fees and expenses in such manner as is determined to be appropriate by the arbitrator(s).

         11.5.    Entry of Judgment.
                  -----------------

                  Judgment upon the award rendered by the arbitrator(s) may be entered in any court having in personam and subject matter jurisdiction. Buyer and each Shareholder hereby submit to the in personam jurisdiction of the Federal and State courts in Illinois and California for the purpose of confirming any such award and entering judgment thereon.

         11.6.    Confidentiality.
                  ---------------

                  All proceedings under this Section 11, and all evidence given or discovered pursuant hereto, will be maintained in confidence by all parties unless and to the extent any such material is required by Law or court order to be disclosed or becomes generally available to the public other than as a result of unauthorized disclosure by any Shareholder or the Buyer, as the case may be.

         11.7.    Continued Performance.
                  ---------------------

                  The fact that the dispute resolution procedures specified in this Section 11 will have been or may be invoked will not excuse any party from performing its obligations under this Agreement and during the pendency of any such procedure all parties will continue to perform their respective obligations in good faith, subject to any rights to terminate this Agreement that may be available to any party and to the right of setoff provided in Section 8.4 hereof.

         11.8.    Tolling.
                  -------

                  All applicable statutes of limitation will be tolled while the procedures specified in this Section 11 are pending. The parties will take such action, if any, required to effectuate such tolling.

         SECTION 12. MISCELLANEOUS
                     -------------

         12.1.    Disclosure Schedule.
                  -------------------

                  The Schedules have been compiled in a bound volume (the "Disclosure Schedule"), executed by the Shareholders and dated and delivered to Buyer on the date of this Agreement. Information set forth in the Disclosure Schedule specifically refers to the section of this Agreement to which such information is responsive and such information will not be deemed to have been disclosed with respect to any other section of this Agreement or for any other purpose. The Disclosure Schedule includes a table of contents and/or index to all of the information and documents contained therein.

         12.2.    Further Assurances.
                  ------------------

                  From time to time (a) the Shareholders will, and (until the Closing Date) will cause Company to, execute and deliver to Buyer such documents and take such other actions as Buyer may reasonably request as being necessary or appropriate in connection with the consummation of the transactions contemplated hereby, and the Buyer shall reimburse the Shareholders and Company for any out-of-pocket expenses reasonably incurred in connection with any such request, and (b) the Buyer will execute and deliver to any of the Shareholders such documents and take such other actions as any of the Shareholders may reasonably request as being necessary or appropriate in connection with the consummation of the transactions contemplated hereby, and the Shareholder making such request shall reimburse the Buyer for any out-of-pocket expenses reasonably incurred in connection with any such request.

         12.3.    Disclosures and Announcements.
                  -----------------------------

                  Public announcements concerning the transactions provided for in this Agreement by Buyer, on the one hand, or Company or a Shareholder, on the other hand, will be subject to the approval of the Shareholders or Buyer, respectively, in all essential respects, except that approval of the Shareholders will not be required as to any statements and other information which Buyer may be required, or deems it advisable, to make under any rule or regulation of the SEC, the Nasdaq Stock Market, Inc. or under any other law.

         12.4.    Assignment; Parties in Interest.
                  -------------------------------

                  12.4.1.  Assignment. Except as expressly provided herein, the
                           ----------
rights and obligations of a party hereunder may not be assigned, transferred or encumbered without the prior written consent of the other parties. Notwithstanding the foregoing, Buyer may, without consent of any other party, cause one or more subsidiaries of Buyer to carry out all or part of the transactions contemplated hereby; provided, however, that Buyer will, nevertheless, remain liable for all of its obligations, and those of any such subsidiary, to the Shareholders hereunder.

                  12.4.2.  Parties in Interest. This Agreement will be binding
                           -------------------
upon, inure to the benefit of, and be enforceable by the respective successors and permitted assigns of the parties hereto. Nothing contained herein will be deemed to confer upon any other person any right or remedy under or by reason of this Agreement.

         12.5.    Law Governing Agreement.
                  -----------------------

                  This Agreement may not be modified or terminated orally, and will be construed and interpreted according to the internal laws of the State of Illinois, excluding any choice of law rules that may direct the application of the laws of another jurisdiction.

         12.6.    Amendment and Modification.
                  --------------------------

                  The Buyer and the Shareholders may amend, modify and supplement this Agreement in such manner as may be agreed upon in writing among the Buyer and the Shareholders.

         12.7.    Notice.
                  ------

                  All notices, requests, demands and other communications hereunder will be given in writing and will be: (a) personally delivered; (b) sent by telecopier, facsimile transmission or other electronic means of transmitting written documents; or (c) sent to the parties at their respective addresses indicated herein by registered or certified U.S. mail, return receipt requested and postage prepaid, or by private overnight mail courier service. The respective addresses to be used for all such notices, demands or requests are as follows:

If to Buyer, to:

U. S. Laboratories Inc.
7895 Convoy Court, Suite 18
San Diego, CA  92111
Attention:  President
Facsimile:  858-715-5811

(with a copy to)

Barack Ferrazzano Kirschbaum Perlman & Nagelberg
333 West Wacker Drive, Suite 2700
Chicago, IL 60606
Attention: James R. Vogler, Esq.
Facsimile:  312-984-3220
or to such other person or address as Buyer will furnish to the Shareholders in writing.

If to Robinson:

Richard C. Robinson
Willowgate
165 Algonquin Road
Barrington Hills, Illinois  60010

(with a copy to)

Winston & Strawn
35 West Wacker Drive
Chicago, Illinois 60601
Attention:  Timothy Oxley, Esq.
Facsimile:  312-558-5700

If to Biank:

Daniel V. Biank, P.E.
6217 Meyer Road
Woodridge, Illinois  60517
Facsimile:  630-964-8804

(with a copy to)

Winston & Strawn
35 West Wacker Drive
Chicago, Illinois 60601
Attention:  Timothy Oxley, Esq.
Facsimile:  312-558-5700

If to Masden:

Alfred L. Masden
13022 Oak Court
Palos Heights, Illinois  60463

(with a copy to)

Winston & Strawn
35 West Wacker Drive
Chicago, Illinois 60601
Attention:  Timothy Oxley, Esq.
Facsimile:  312-558-5700

                  If personally delivered, such communication will be deemed delivered upon actual receipt; if electronically transmitted pursuant to this paragraph, such communication will be deemed delivered upon mechanical confirmation of such transmission generated by the sending telecopy machine (and sender will bear the burden of proof of delivery); if sent by overnight courier pursuant to this paragraph, such communication will be deemed delivered upon receipt; and if sent by U.S. mail pursuant to this paragraph, such communication will be deemed delivered as of the date of delivery indicated on the receipt issued by the relevant postal service, or, if the addressee fails or refuses to accept delivery, as of the date of such failure or refusal. Any party to this Agreement may change its address for the purposes of this Agreement by giving notice thereof in accordance with this Section.

         12.8.    Expenses.
                  --------

                  Regardless of whether or not the transactions contemplated hereby are consummated:

                  12.8.1.  Brokerage. The Shareholders shall be responsible for
                           ---------
paying the fees and expenses of its broker, Vine Street Partners, Inc.

                  12.8.2.  Expenses to be Paid by the Shareholders. The
                           ---------------------------------------
Shareholders will pay, and will indemnify, defend and hold Buyer and Company harmless from and against all fees and expenses of their own and Company's legal, accounting, investment banking and other professional counsel in connection with the transactions contemplated hereby.

                  12.8.3.  Taxes. The Buyer shall pay half and the Shareholders,
                           -----
collectively, shall pay half of any sales, use, excise, transfer or other similar tax imposed with respect to the transactions provided for in this Agreement, and any interest related thereto.

                  12.8.4.  Other. Except as otherwise provided herein, each of
                           -----
the parties will bear its own expenses and the expenses of its counsel and other agents in connection with the transactions contemplated hereby.

                  12.8.5.  Costs of Litigation or Arbitration. The parties agree
                           ----------------------------------
that (subject to the discretion, in an arbitration proceeding, of the arbitrator as set forth in Section 11) the prevailing party in any action brought with respect to or to enforce any right or remedy under this Agreement will be entitled to recover from the other party or parties all reasonable costs and expenses of any nature whatsoever incurred by the prevailing party in connection with such action, including without limitation attorneys' fees and prejudgment interest.

         12.9.    Entire Agreement.
                  ----------------

                  This Agreement embodies the entire agreement between the parties hereto with respect to the transactions contemplated herein, and there have been and are no agreements, representations or warranties between the parties other than those set forth or provided for herein. Without limitation of the foregoing, that certain Letter of Intent dated May 30, 2001, as supplemented by that letter dated July 31, 2001, between Buyer and the Shareholders is hereby terminated and that certain Confidentiality Agreement dated as of

June 5, 2001 between Buyer and Vine Street Partners, Inc. for itself and as representative of Company is hereby terminated, effective as of the Closing.

         12.10.   Counterparts.
                  ------------

                  This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

         12.11.   Headings.
                  --------

                  The headings in this Agreement are inserted for convenience only and will not constitute a part hereof.

         12.12.   Glossary of Terms.
                  -----------------

                  The following sets forth the location of definitions of capitalized terms defined in the body of this Agreement:

Affiliate - Section 3.7
Ancillary Documents - Section 3.2.1
Bonus Determination - Section 5.6
Buyer's Indemnified Parties - Section 8.1
Buyer's Stock - Section 2.2.3
CERCLA - Section 3.10.3
Claim - Section 8.1
Closing - Section 9
Closing Date - Section 9
Code - Section 3.5.4
Company Employees - Section 3.15.1
Disclosure Schedule - Section 12.1
DW Lakeshore Reimbursement Payment - Section 2.2.4
Employee Plans/Agreement(s) - Section 3.15.1
Environmental Laws - Section 3.10.3
ERISA - Section 3.15.1
Government Entities - Section 3.3
Indemnified Party - Section 8.3
Indemnifying Party - Section 8.3
IRS - Section 3.5.3
Key Employees - Section 9.1.3
Laws - Section 3.3
Lien - Section 3.11.1
Litigation - Section 3.9
Note - Section 2.2.2

Orders - Section 3.3
PBGC - Section 3.15.2.2
Permitted Liens - Section 3.7.9
Prime Rate - Section 2.2.3
Purchase Price - Section 2.1
Recent Balance Sheet - Section 3.4
Registration Rights Agreement - Section 9.1.11
SEC - Section 3.22.2
Securities Act - Section 3.22.1
Set-Aside Programs - Section 3.18.3
Share Value - Section 2.2.3
Shareholder Allocation - Section 2.2.1
Shareholders' Indemnified Parties - Section 8.2
Subsidiaries - Section 3.1.4
Trade Rights - Section 3.17
Waste - Section 3.10.3

Where any group or category of items or matters is defined collectively in the plural number, any item or matter within such definition may be referred to using such defined term in the singular number.

                  [Remainder of Page Intentionally Left Blank]

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.


                                            BUYER:
                                            -----

                                            U. S. LABORATORIES, INC.,
                                            a Delaware corporation


                                            By: /s/ DICKERSON WRIGHT
                                            Title:  President


                                            THE SHAREHOLDERS:
                                            ----------------


                                            /s/ RICHARD C ROBINSON


                                            /s/ DANIEL V. BIANK


                                            /s/ ALFRED L. MASDEN


                                      S-1